Exhibit 4.4

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

SIERRA WIRELESS, INC.

as Borrower

AND

THE TORONTO-DOMINION BANK

as Administrative Agent

AND

CANADIAN IMPERIAL BANK OF COMMERCE

as Documentation Agent

AND

THE FINANCIAL INSTITUTIONS

from time to time parties hereto,

as Lenders

AND

TD SECURITIES and CANADIAN IMPERIAL BANK OF COMMERCE,

as Co-Lead Arrangers

MADE AS OF

May 30, 2017

McCARTHY TÉTRAULT LLP

TABLE OF CONTENTS

ARTICLE 1—INTERPRETATION		1

1.01	Definitions	1
1.02	Headings	20
1.03	Accounting Practices	20
1.04	Permitted Encumbrances	21
1.05	Currency	21
1.06	Paramountcy	21
1.07	Non-Business Days	21
1.08	Interest Payments and Calculations	21
1.09	Determinations By the Borrower	22
1.10	Schedules	22

ARTICLE 2—THE REVOLVING FACILITY		23

2.01	Revolving Facility	23
2.02	Demand Nature of Revolving Facility	23
2.03	Purpose of Revolving Facility	23
2.04	Manner of Borrowing	23
2.05	Nature of the Revolving Facility	24
2.06	Drawdowns, Conversions and Rollovers	24
2.07	Agent’s Obligations with Respect to Advances	24
2.08	Lenders’ and Agent’s Obligations with Respect to Advances	25
2.09	Irrevocability	25
2.10	Cancellation or Permanent Reduction of the Revolving Facility	25
2.11	Termination of LIBOR Advances	25

ARTICLE 3—DISBURSEMENT CONDITIONS		26

3.01	Conditions Precedent to Effectiveness of this Agreement on the Closing Date	26
3.02	Conditions Precedent to each Advance under the Revolving Facility	27
3.03	Waiver	27

ARTICLE 4—EVIDENCE OF DRAWDOWNS		28

4.01	Account of Record	28

ARTICLE 5—PAYMENTS OF INTEREST		28

5.01	Interest on Prime Rate Advances	28
5.02	Interest on US Base Rate Advances	28
5.03	Interest on LIBOR Advances	29
5.04	No Set-Off, Deduction etc.	29
5.05	Fees	29
5.06	Overdue Principal and Interest	29
5.07	Interest on Other Amounts	30

ARTICLE 6—BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT		30

6.01	Bankers’ Acceptances	30
6.02	Letters of Credit	33

ARTICLE 7—REPAYMENT		36

7.01	Mandatory Repayment of Principal of the Revolving Facility on Demand	36
7.02	Voluntary Repayments and Reductions	37
7.03	Excess Over the Maximum Amounts	37
7.04	Payment of Breakage Costs etc.	37

ARTICLE 8—PLACE AND APPLICATION OF PAYMENTS		38

8.01	Place of Payment of Principal, Interest and Fees	38
8.02	Netting of Payments	39

ARTICLE 9—COVENANTS		39

9.01	Financial Covenants	39
9.02	Reporting Requirements	39
9.03	Negative Covenants	40

ARTICLE 10—SECURITY		41

10.01	Form of Security	41
10.02	Insurance	42
10.03	After Acquired Property and Further Assurances	42
10.04	Application of Proceeds of Security	42
10.05	Security Charging Real Property	42

ARTICLE 11—DEFAULT		42

11.01	Acceleration and Termination of Rights	42
11.02	Payment of Bankers’ Acceptances and Letters of Credit	43
11.03	Remedies Cumulative and Waivers	43
11.04	Termination of Lenders’ Obligations	44
11.05	Saving	44
11.06	Perform Obligations	44
11.07	Third Parties	44
11.08	Set-Off or Compensation	45
11.09	Realization of Security	45
11.10	Application of Payments	45

ARTICLE 12—THE AGENT AND THE LENDERS		46

12.01	Payments by the Borrower	46
12.02	Knowledge and Required Action	46

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12.03	Request for Instructions	47
12.04	Actions by Lenders	47
12.05	Provisions for Benefit of Lenders Only	48
12.06	Payments by Agent	48
12.07	Acknowledgements, Representations and Covenants of Lenders	49
12.08	Rights of Agent	50

ARTICLE 13—GENERAL		51

13.01	Exchange and Confidentiality of Information	51
13.02	Nature of Obligations under this Agreement	51
13.03	Addresses, Etc. for Notices	51
13.04	Governing Law and Submission to Jurisdiction	53
13.05	Judgement Currency	53
13.06	Benefit of the Agreement	53
13.07	Survival	54
13.08	Severability	54
13.09	Whole Agreement	54
13.10	Further Assurances	54
13.11	Time of the Essence	54
13.12	Execution by Fax, Electronic Transmission and Counterparts	54
13.13	Hypothecary Representation (Fondé de Pouvoir)	55
13.14	Anti-Money Laundering Legislation	55

TABLE OF SCHEDULES

Schedule AA	–	Model Credit Agreement Provisions
Schedule A	–	Lenders and Commitments
Schedule B	–	Notice of Request for Advance
Schedule C	–	Repayment Notice
Schedule D	–	Compliance Certificate
Schedule E	–	Borrowing Base Certificate
Schedule F	–	Guarantors on Closing Date

- iii -

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT is made as of May 30, 2017

B E T W E E N:

SIERRA WIRELESS, INC., a corporation existing under the laws of Canada (hereinafter referred to as the “Borrower”)

- and -

THE TORONTO-DOMINION BANK, in its capacity as Administrative Agent (the “Agent”)

- and -

Each financial institution from time to time party to this Agreement and shown as a Lender on the signature pages hereto (hereinafter in such capacities individually referred to as a “Lender” and collectively in such capacities referred to as the “Lenders”).

WHEREAS the Borrower the Agent and the Lenders are parties to the Second Amended and Restated Credit Agreement;

AND WHEREAS the Borrower has requested and the Lenders have agreed to amend and restate the Second Amended and Restated Credit Agreement on the terms and conditions set forth herein;

AND WHEREAS The Toronto-Dominion Bank will be the Agent as contemplated by Section 7.1 of Schedule AA;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1—INTERPRETATION

1.01 Definitions

In this Agreement unless something in the subject matter or context is inconsistent therewith:

“Account Debtor” means any Person who is obligated to pay an Account Receivable.

“Account Receivable” means any right of a Person to payment for services rendered or goods sold in the ordinary course of business classified as an account receivable in accordance with GAAP.

“Advance” means a borrowing by the Borrower by way of a Prime Rate Advance, a US Base Rate Advance, a BA Equivalent Note, a LIBOR Advance, acceptance by a Lender of a draft or depository bill presented for acceptance as a Bankers’ Acceptance, the issuance of a Letter of Credit by a Lender, and any reference relating to the amount of Advances shall mean the sum of the principal amount of all outstanding Prime Rate Advances, US Base Rate Advances and LIBOR Advances, whether as a result of a Drawdown, Conversion, Rollover or deemed advance, plus the face amount of all outstanding Bankers’ Acceptances and BA Equivalent Notes plus the maximum amount payable under Letters of Credit.

“Affiliate” has the meaning set forth in Schedule AA.

“Agent” means The Toronto-Dominion Bank in its capacity as administrative agent for the Lenders, including any successor agent pursuant to Section 7.7 of Schedule AA.

“Agent’s Payment Branch” means the branch of the Agent located at 222 Bay Street, 15th Floor, Toronto, Ontario, M5K 1A2, Facsimile (416) 982-5535, or such other office that the Agent may from time to time designate by notice to the Borrower and the Lenders.

“Agreement” means this third amended and restated credit agreement, the schedules and all amendments made hereto in accordance with the provisions hereof as amended, revised, replaced, supplemented or restated from time to time.

“Applicable Law” has the meaning set forth in Schedule AA.

“Applicable Margin” means with respect to any Advance the percentage rate per annum determined in accordance with clauses (a) and (b) below based on the Total Debt to EBITDA Ratio as at the end of the Borrower’s most recently completed Fiscal Quarter (in this definition such Fiscal Quarter is the “Relevant Quarter”). The Applicable Margin to be applied with respect to an Advance shall be the Applicable Margin on the relevant date of the Drawdown, Conversion or Rollover, as the case may be. The Applicable Margin shall change, if required, only once per Fiscal Quarter, on the third Business Day (the “Applicable Margin Adjust Date”), after the earlier of (i) the date the unaudited quarterly financial statements required to be delivered pursuant to Section 9.02(2) for the Relevant Quarter and the related Compliance Certificate required to be delivered pursuant to Section 9.02(3) are delivered to the Agent, and (ii) the date such financial statements and Compliance Certificate are required to be delivered to the Agent. Each Applicable Margin shall be adjusted on the Applicable Margin Adjustment Date. In accordance with Section 5.01 and 5.02, Prime Rate Advances and US Base Rate Advances, respectively, will be subject to adjustment on such date. Notwithstanding anything else in this definition, for the purpose of determining the Applicable Margin, if the Borrower fails to deliver financial statements or a Compliance Certificate when required, the Total Debt to EBITDA Ratio shall be deemed to be Level I until such documents have been delivered. For greater certainty, there shall be no adjustments to LIBOR Advances, Bankers’ Acceptances and BA Equivalent Notes that are outstanding on the Applicable Margin Adjustment Date.

(a)	Level	Total Debt to EBITDA Ratio	Prime Rate Margin/ US Base Rate	BA Stamping Fee Rate, LIBO Rate Margin, Letters of

		Margin	Credit Fee Rate
I	> 1.0x	100 bps	200 bps
II	< 1.0x	70 bps	170 bps

(b)	Upon the occurrence of, and during the continuance of, an Event of Default, the Applicable Margin shall be indicated in clause (a) above for the applicable type of Advance, plus 2.00% per annum.

“Arm’s Length” has the meaning specified in the definition of “Non-Arm’s Length”.

“Assignment and Assumption” has the meaning set forth in Schedule AA.

“BA Discount Proceeds” means, with respect to a particular Bankers’ Acceptance or BA Equivalent Note, the following amount:

where

F means the face amount of such Bankers’ Acceptance or BA Equivalent Note;

D means the applicable BA Discount Rate for such Bankers’ Acceptance or BA Equivalent Note; and

T means the number of days to maturity of such Bankers’ Acceptance or BA Equivalent Note,

with the amount as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Discount Rate” means, (a) for any Bankers’ Acceptance or BA Equivalent Note to be accepted by a BA Lender that is a Schedule I Lender on any Drawdown Date, Rollover Date or Conversion Date, as the case may be, CDOR on such Drawdown Date, Rollover Date or Conversion Date, as the case may be, for a period identical to the term to maturity of the relevant Bankers’ Acceptance or BA Equivalent Note and (b) for any Bankers’ Acceptance or BA

Equivalent Note to be accepted by a BA Lender that is not a Schedule I Lender, the lesser of (i) such Lender’s own bankers’ acceptance rate if such Lender has a bankers’ acceptance rate and (ii) CDOR plus 0.10% per annum.

“BA Equivalent Note” has the meaning set forth in Section 6.01(1).

“BA Lender” means any Lender which has not notified the Agent in writing that it is unwilling or unable to accept Drafts as provided for in Article 6.

“BA Stamping Fee” means the amount calculated by multiplying the face amount of a Bankers’ Acceptance or a BA Equivalent Note by the BA Stamping Fee Rate and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers’ Acceptance or purchase of such BA Equivalent Note by a Lender up to but excluding the maturity date of such Bankers’ Acceptance or BA Equivalent Note and the denominator of which is 365 or 366, as the case may be in such year.

“BA Stamping Fee Rate” means, with respect to a Bankers’ Acceptance or a BA Equivalent Note, the applicable percentage rate per annum indicated below the reference to “BA Stamping Fee Rate” in the definition of “Applicable Margin” relevant to the period in respect of which a determination is being made.

“Bankers’ Acceptance” or “BA” means a depository bill, as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of a Draft signed by or on behalf of the Borrower and accepted by a BA Lender as contemplated under Section 6.01 or, for Lenders not participating in clearing services as contemplated in that Act, a draft or other bill of exchange in Canadian Dollars that is signed on behalf of the Borrower and accepted by a Lender.

“Borrower” means Sierra Wireless, Inc., a Canadian corporation, and includes its successors by amalgamation or otherwise.

“Borrower’s Counsel” means the firm of Blake, Cassels & Graydon LLP or such other firm or firms of legal counsel as the Borrower may from time to time designate.

“Borrowing Base” means 80% of the Eligible Accounts Receivable, less Priority Payables.

“Borrowing Base Certificate” means a certificate in the form of Schedule E executed by the chief financial officer or the vice-president of finance of the Borrower on behalf of the Borrower which shall contain an aged listing of Accounts Receivable and accounts payable, in each case on a consolidated basis, as of the close of business on the last day of the calendar month.

“Breakage Costs” means all costs, losses and expenses incurred by any Lender by reason of the liquidation or deployment of deposits or other funds, the breakage of LIBOR contracts, the redeployment of funds, the loss of investment opportunity or for any other reason whatsoever resulting from the prepayment of any Advance, all as set out in a certificate delivered to the Borrower by any Lender entitled to receive such reimbursement.

“Business Day” shall mean any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario and Vancouver, British Columbia and when used in respect of LIBOR Advances, shall mean any day other than a Saturday or a Sunday on which banks are generally open for business in Toronto, Ontario, New York, New York and London, England and on which transactions can be carried on in the London interbank market and when used in respect of US Base Rate Advances, shall mean any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario, Vancouver, British Columbia and New York, New York.

“Canadian Dollars”, “Cdn. Dollars” and “Cdn. $” mean the lawful money of Canada.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“CDOR” means, for any day and relative to Bankers’ Acceptances or BA Equivalent Notes having any specified term and face amount, the average of the annual rates for Bankers’ Acceptances having such specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount) of the banks named in Schedule I of the Bank Act (Canada) that appears on the Reuters Screen CDOR page as of 10:00 a.m. on such day (or, if such day is not a Business Day, as of 10:00 a.m. (Toronto time) on the preceding Business Day), provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such date, CDOR for such date will be the annual discount rate of interest (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on such date at which the Agent is then offering to purchase bankers’ acceptances accepted by it having a comparable aggregate face amount and identical maturity date to the aggregate face amount and maturity date of such Bankers’ Acceptances or BA Equivalent Notes, as the case may be; provided that, if pursuant to the foregoing, CDOR is determined to be a negative number on such day, then CDOR shall be deemed to be zero on such day.

“Closing Date” means May 30, 2017.

“Commitment” means, in respect of each Lender from time to time, the maximum amount of Advances which the Lender may make as set forth in Schedule A to this Agreement (which shall be amended and distributed to all parties by the Agent from time to time as other Persons become Lenders), which for greater certainty shall in each case be reduced by such Lender’s Proportionate Share of the amount of any permanent repayments, reductions or prepayments required or made hereunder. For greater certainty, the Revolving Facility is (a) payable on demand in accordance with this Agreement; (b) uncommitted; and (c) is not automatically available to the Borrower upon satisfaction of the terms and conditions hereof.

“Compliance Certificate” means the certificate required pursuant to Section 9.02(3), substantially in the form annexed as Schedule D and signed by a senior officer of the Borrower.

“Contingent Obligation” means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, any indebtedness, leases, dividends, letters of credit or other monetary obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Conversion” means a conversion of an Advance pursuant to Section 2.06(1).

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert one type of Advance into another type of Advance and which shall be a Business Day.

“Conversion Notice” means the notice of request for advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower pursuant to Section 2.06.

“Debt” means, with respect to any Person, without duplication, the aggregate of the following amounts, at the date of determination: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of Property or services which constitute indebtedness; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments to the extent such obligations would be considered indebtedness for borrowed moneys in accordance with GAAP; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases; (f) all reimbursement obligations, contingent or otherwise, of such Person under acceptance, letter of credit and similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests of such Person; (h) all Contingent Obligations of such Person in respect of Debt of another Person; (i) the negative Market Value owing by such Person under each Hedge Arrangement; and (j) any other obligation arising under arrangements or agreements that, in substance, provide financing to such Person.

“Depreciation Expense” means, for any period with respect to any Person, depreciation, amortization, depletion and other like reductions to income of such Person for such period not involving any outlay of cash, determined, without duplication and determined on a consolidated basis, in accordance with GAAP.

“Distribution” shall mean, with respect to any Person, any payment, directly or indirectly, by such Person: (a) of any dividends on any shares of its capital, other than dividends payable in shares; (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Equity Interests of such Person; (c) of any other distribution in respect of any Equity Interests; (d) of any principal of or interest or premium or fees on or related to an indebtedness or liability of such Person whether ranking, at law or by contract, in right of payment subordinate to any liability of such Person under the Loan Documents or otherwise; or (e) of any management, consulting or similar fee or compensation or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director, officer or member of the management of such Person or an Affiliate of such Person or to any Person not dealing at Arm’s Length with such first Person (for greater certainty, compensation paid by an Obligor in the course of its business to directors, officers and members of management of Obligors shall not constitute Distributions hereunder).

“Draft” has the meaning set forth in Section 6.01(1).

“Drawdown” means:

(a)	the advance of a Prime Rate Advance, a US Base Rate Advance or a LIBOR Advance;

(b)	the issue of Bankers’ Acceptances or BA Equivalent Notes; or

(c)	the issue of Letters of Credit.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Business Day.

“Drawdown Notice” means the notice of request for advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower pursuant to Section 2.06.

“EBITDA” means, for any period with respect to the Borrower, the Net Income of the Borrower for such period

(a)	increased by the sum of (without duplication)

(i)	Interest Expense for such period;

(ii)	Income Tax Expense for such period;

(iii)	Depreciation Expense for such period;

(iv)	non-cash stock compensation for such period,

in each case to the extent that such amounts were deducted in the calculation of Net Income for such period; and

(b)	decreased or increased by the sum of extraordinary, unusual or non-cash non-recurring items, to the extent included in Net Income for such period.

For greater certainty, (i) any costs that the Borrower has to expense as a result of changes in accounting rules under GAAP for acquisitions and (ii) any foreign exchange non-cash gains or losses, shall not be included for the purposes of calculating EBITDA.

“Eligible Accounts Receivable” means at any time, any Account Receivable of the Borrower, each of its Subsidiaries existing pursuant to the laws of Canada or any Province of Canada or the United States and Sierra HK (net of any credit balance, returns, trade discounts, or unbilled amounts or retention) that meets and at all times continues to meet all of the standards of eligibility for Eligible Accounts Receivable from time to time established by the Agent and revised by the Agent. Without in any way limiting the discretion of the Agent to establish other or further standards of eligibility from time to time, Eligible Accounts Receivable shall not include any Account Receivable for which any of the following statements is not accurate and complete (and the Borrower by including such account in any computation of the Borrowing Base shall be deemed to represent and warrant to the Agent and the Lenders that to the knowledge of the Borrower all of the following statements are accurate and complete with respect to such account):

(a)	it is a valid and legally enforceable obligation of the Account Debtor;

(b)	such account is genuine as appearing on its face or as represented in the books and records of the Borrower or any Subsidiary of the Borrower existing pursuant to the laws of Canada or any Province of Canada or the United States or Sierra HK;

(c)	such account is free from valid claims regarding rescission, cancellation or avoidance, whether by operation of law or otherwise, and except to the extent of any reduction made pursuant to paragraph (e) of this definition is net of all then applicable holdbacks provided however, if the Account Debtor has agreed that it will pay such portion of the account that is not being claimed to be rescinded, cancelled or avoided, such portion of the Accounts Receivable shall be allowed;

(d)	such account does not relate to services not as of yet completed;

(e)	without limiting the generality of paragraph (c) of this definition, is not subject to any dispute, offset, counterclaim or other defence on the part of the Account Debtor or any claim by the Account Debtor that denies liability in whole or in part; and, if the Account Debtor denies liability only in part, the undisputed portion of the Account Receivable shall be allowed so long as the Account Debtor has agreed that it will pay such portion not in dispute in accordance with its terms;

(f)	no invoice evidencing it is unpaid ninety (90) days after the date of it being rendered (i.e. ninety (90) days from the invoice date);

(g)	such account is not payable by an Account Debtor which is (or who together with its Affiliates are) more than ninety (90) days unpaid after the date of its invoices being rendered (i.e. more than ninety (90) days from the invoice date) with regard to 15% or more of the total accounts owed to the Obligors by such Account Debtor and their Affiliates, unless such account is supported by either (i) a letter of credit, (ii) insurance provided by Export Development Corporation or, (iii) such other insurance acceptable to the Agent;

(h)	it is owed by an Account Debtor existing pursuant to the laws of Canada or any Province of Canada or the United States of America unless supported by (i) a letter of credit, (ii) insurance provided by Export Development Corporation, or (iii) such other insurance acceptable to the Agent;

(i)	it is denominated in any one of the following currencies: Canadian Dollars, United States Dollars, Euros, pound sterling (GBP), Japanese yen, Australian dollars or Hong Kong dollars;

(j)	it is subject to a first priority security interest in favour of the Agent that has been perfected under Applicable Law governing the perfection of such security interest created under the applicable Security;

(k)	such account is, and at all times will be, free and clear of all Encumbrances other than Permitted Encumbrances;

(l)	the Account Receivable does not arise from a sale or lease to or rendering of services to an Affiliate of any Obligor or to an employee, agent, shareholder, director or other representative of any Obligor, or, in each case, to their respective Affiliates;

(m)	in the case of the sale of goods, the subject goods have been sold to an Account Debtor on a true sale basis on open account, or subject to contract, and not on consignment, on approval or on a “sale or return” basis or subject to any other repurchase or return agreement, no material part of the subject goods has been returned, rejected, lost or damaged, and such account is not evidenced by chattel paper or an instrument of any kind unless possession or control of such chattel paper or instrument has been delivered to the Agent on terms acceptable to the Agent;

(n)	the Account Debtor of the Account Receivable is not a Governmental Authority except to the extent the Account Receivable is assignable without consent or all necessary consents to assignment have been obtained; and

(o)	the Account Debtor obligated on the Account Receivable has not ceased to carry on business or become insolvent, admitted its inability to pay its debts as they come due or that it is otherwise insolvent, made a general assignment for the benefit of its creditors, or consented to or applied for the appointment of a receiver, trustee, custodian, liquidator for itself or any material part of its Property, and no petition has been filed by or against the Account Debtor under any bankruptcy or reorganization law which is outstanding at such date.

Any Eligible Accounts Receivable which are at any time Eligible Accounts Receivable but which subsequently fail to meet any of the foregoing requirements and any other standards of eligibility for Eligible Accounts Receivable reasonably established by the Agent shall, in consultation with the Borrower (but not subject to approval by the Borrower) immediately cease to be Eligible Accounts Receivable.

“Eligible Assignee” has the meaning set forth in Schedule AA.

“Encumbrance” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s

Property, or any consignment or Capital Lease of Property by such Person as consignee or lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation of that Person, and “Encumbrances”,

“Encumbrancer”, “Encumber” and “Encumbered” shall have corresponding meanings.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable, and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars, as the case may be, at the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or if such noon rate is for any reason unavailable, at the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or if such indicative rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Agent at approximately 12:00 noon (Toronto time) on the date in accordance with its normal practice.

“Euros” means the common currency which member states of the European Union have adopted as a single currency.

“Event of Default” means the failure by the Borrower to repay any or all outstanding Obligations in accordance with Section 7.01 or any other provision of this Agreement, as applicable.

“Excluded Subsidiaries” means collectively, Sierra Wireless Technology (Shenzhen), Ltd., Wireless Acquisition Sub, Inc., Sierra Wireless Technologies S.A.S., Wavecom Korea Co., Ltd., Sierra Wireless Deutschland GmbH, Wavecom Participacoes e representacoes Ltda, Sierra Wireless Solutions and Services S.A., Sunlink Wavecom Limited, Sunlink Wavecom (Shenzhen) Limited, Sierra Wireless South Africa (Proprietary) Limited and Sierra Wireless Japan K.K.

“Federal Funds Effective Rate” means, for any day, an annual rate of interest, expressed on the basis of a year of 360 days, equal, for each day during such period, to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which that rate is not published for that day by the Federal Reserve Bank of New York, the simple average of the quotations for that day for such transactions received by the Agent from three United States federal funds brokers of recognized standing selected by it; provided that, if pursuant to the foregoing, the Federal Funds Effective Rate is determined to be a negative number on such day, then the Federal Funds Effective Rate shall be deemed to be zero on such day.

“Fiscal Quarter” means each successive three-month period of the Borrower’s Fiscal Year ending on or about March 31, June 30, September 30 and December 31.

“Fiscal Year” means, in respect of the Borrower, the twelve month period ending on or about the last day of December in any year.

“Four Quarter Period” means as at the last day of any particular Fiscal Quarter of the Borrower, the period of four consecutive Fiscal Quarters which includes the Fiscal Quarter ending as of the date of such calculation (including the last day thereof) and the immediately preceding three Fiscal Quarters.

“GAAP” means those accounting principles which are recognized as being generally accepted and which are in effect from time to time in the United States.

“Governmental Authority” has the meaning set forth in Schedule AA.

“Guarantors” means, collectively, as of the Closing Date, the Obligors listed on Schedule F of this Agreement and each of their successors and assigns and “Guarantor” means any one of them.

“Hedge Arrangement” means, for any period, for any Person, any arrangement or transaction between such Person and any other Person which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations and each reference to a “derivative” in Schedule AA is to be treated as a reference to a “Hedge Arrangement”.

“Income Tax Expense” means, with respect to the Borrower, for any period, the aggregate, without duplication and on a consolidated basis, of all current Taxes on the income of the Borrower for such period, determined in accordance with GAAP.

“Interbank Reference Rate” means the interest rate expressed as a percentage per annum which is customarily used by the Agent when calculating interest due by it or owing to it arising from correction of errors and other adjustments between it and other Canadian chartered banks.

“Interest Expense” of the Borrower means, for any period, without duplication and on a consolidated basis, the aggregate amount of interest and other financing charges paid or payable by the Borrower, on account of such period with respect to Debt including interest, amortization of discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’

acceptance financing, standby fees, the interest component of Capital Leases and net payments (if any) pursuant to Hedge Arrangements involving interest, all as determined in accordance with GAAP.

“Interest Payment Date” means,

(a)	with respect to each Prime Rate Advance and US Base Rate Advance, the first Business Day of each calendar month; and

(b)	with respect to each LIBOR Advance, the last Business Day of each applicable Interest Period and, if any Interest Period is longer than ninety (90) days, the last Business Day of each such ninety (90) day period during such Interest Period.

“Interest Period” means,

(a)	with respect to each Prime Rate Advance and US Base Rate Advance, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Advance into another type of Advance or for the repayment of such Advance;

(b)	with respect to each Bankers’ Acceptance and BA Equivalent Note, the period selected by the Borrower hereunder and being 1, 2, 3 or 6 months duration, subject to availability, commencing on the Drawdown Date, Rollover Date or Conversion Date of such Advance; and

(c)	with respect to each LIBOR Advance, the period selected by the Borrower and being 1, 2 or 3 months duration, subject to availability, commencing on the applicable Drawdown Date, Rollover Date or Conversion Date of such Advance, as the case may be;

provided that (i) in any case the last day of each Interest Period shall be also the first day of the next Interest Period, and (ii) the last day of each Interest Period shall be a Business Day and if the last day of an Interest Period selected by the Borrower is not a Business Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next following the last day of the Interest Period otherwise selected unless such next following Business Day falls in the next calendar month in which event such Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next preceding the last day of the Interest Period otherwise selected.

“ISDA Master Agreement” means the 1992 or 2002 ISDA Master Agreement (Multi-Currency - Cross Border) as published by the International Swaps and Derivatives Association, Inc., as amended, revised or replaced from time to time.

“Issuing Bank” means TD.

“Judgement Conversion Date” has the meaning set forth in Section 13.05(1)(b).

“Judgement Currency” has the meaning set forth in Section 13.05(1).

“Lenders” means the Persons designated in Schedule A annexed hereto as either a Lender or the Issuing Bank and reference to “Lender” in this Agreement may mean that Lender in its capacity as a Lender or the Issuing Bank, as the case may be, if the context so requires and “Lender” means any one of the Lenders and includes each of their successors and permitted assigns.

“Lenders’ Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Agent may from time to time designate and any and all local agent counsel retained by McCarthy Tétrault LLP for and on behalf of the Agent.

“Letter of Credit Fee Rate” means, with respect to a Letter of Credit, the annual percentage per annum indicated below the reference to “Letters of Credit Fee Rate” in the pricing grid in the definition of “Applicable Margin” relevant to the period in respect of which determination is being made.

“Letters of Credit” means a letter of credit or letter of guarantee issued by the Issuing Bank pursuant to the Revolving Facility at the request and for the account of the Borrower under this Agreement and “Letter of Credit” means any one thereof.

“LIBO Rate” means, for each Interest Period for each LIBOR Advance, the interest rate expressed as a percentage rate per annum calculated on the basis of a 360 day year, equal to the greater of:

(a)	(i) the simple average (rounded upward, if necessary, to the nearest whole multiple of 1/16 of one percent per annum of the rates per annum) of the rates for deposits in US Dollars in the London England inter-bank market for a period equal to such LIBOR Interest Period which appears on LIBOR Page 01 of the Reuters Monitor Money Rates Service (or such other page as the Agent, after consultation with the Lenders, shall nominate which replaces that page for the purpose of displaying offered rates of leading banks for London inter-bank deposits in US Dollars for a period equal to such LIBOR Interest Period) as of 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such LIBOR Interest Period; or

(ii)	if a rate is not determinable pursuant to clause (a)(i) of this definition at the relevant time, as determined by the Agent, such rate, as determined by the Agent to be the average (rounded upward, if necessary, to the nearest whole multiple of 1/16 of one percent per annum of the rates per annum) at which deposits in US Dollars are offered by the principal lending office in London, England of the Agent to leading banks in the London inter-bank market at approximately 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such LIBOR Interest Period for a period comparable to the LIBOR Interest Period and in an amount comparable to the amount of the LIBOR Advance to be outstanding during such LIBOR Interest Period; or

(iii)	if the rate is not determinable pursuant to clause (a)(i) or (a)(ii) of this definition at the relevant time in respect of the relevant period, Section 2.11 shall apply; and

(b)	the LIBOR Floor.

“LIBO Rate Margin” means, for any period, the percentage rate per annum (expressed on the basis of a year of 360 days) applicable to that period as indicated below the reference to “LIBO Rate Margin” in the pricing grid in the definition of “Applicable Margin”.

“LIBOR Advance” means an Advance in United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the LIBO Rate.

“LIBOR Floor” means 0.00%.

“LIBOR Interest Period” means an Interest Period applicable to any LIBOR Advance.

“Loan Documents” means (a) this Agreement, the Security, all guarantees delivered by any Obligor pursuant to this Agreement; and each document, agreement, instrument and certificate delivered to the Agent by an Obligor on or after the Original Closing Date; (b) the fee letters referred to in Section 5.05; (c) Hedge Arrangements, the Service Agreements and all agreements relating to VISA and other charge cards issued by a Lender; and (d) all present and future security, agreements, documents, certificates and instruments delivered by any Obligor to the Agent or the Lenders after the Original Closing Date whether or not pursuant to, or in respect of the agreements and documents referred to in clause (a); in each case as the same may from time to time be supplemented, amended or restated, and “Loan Document” shall mean any one of the Loan Documents.

“Luxco” means Sierra Wireless Luxembourg S. àr.l., a company incorporated under the laws of Luxembourg as a société à responsabilité limitée, registered with the Luxembourg Register of Commerce and Companies under number B-141993, whose registered office is at 5, rue Guillaume Kroll, L-1882 Luxembourg.

“Majority Lenders” means (i) if there are five (5) Lenders or more, Lenders holding at least 66 2/3% of the Commitments under the Revolving Facility and (ii) if there are four (4) Lenders or less, Lenders holding 100% of the Commitments under the Revolving Facility.

“Market Value” means the amount, if any, that a Person would be required to pay in accordance with the applicable Lender’s usual practice in respect to any Hedge Arrangement in order to terminate the Hedge Arrangement as a result of the Person being “out of the money” on a mark to market valuation of the Hedge Arrangement.

“Net Income” means, for any period, with respect to the Borrower, the consolidated net income (loss) of the Borrower, for such period, all as determined in accordance with GAAP.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada); and “Arm’s Length” shall have the opposite meaning.

“Non BA Lender” means any Lender which is not a BA Lender.

“Obligations” means, with respect to any Obligor, all of its present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization whether or not allowed or allowable as a claim in any such case, proceeding or other action) to each of the Agent, the Lenders (and their Affiliates), and any of them under, in connection with, relating to or with respect to each of the Loan Documents and any and all Hedge Arrangements, and any unpaid balance thereof.

“Obligors” has the meaning set forth in Schedule AA and includes as of the Closing Date, the Borrower, each Guarantor, Luxco, Wavecom, Sierra Wireless Korea Limited and all direct and indirect Subsidiaries of the Borrower from time to time (including, without limitation, all of the Subsidiaries of Wavecom from time to time), other than the Excluded Subsidiaries.

“Organizational Documents” means, with respect to any Person, such Person’s articles or other charter documents, by-laws, shareholder agreement, partnership agreement, joint venture agreement, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person.

“Original Closing Date” means December 1, 2008.

“Permitted Debt” means:

(a) Debt under this Agreement;

(b)	Debt in respect of Purchase Money Security Interests and Capital Leases in an outstanding amount not to exceed $5,000,000 in the aggregate at any time;

(c)	Debt owing by Sierra UK under a letter of guarantee issued by HSBC Bank plc in favour of Royal Bank of Scotland in an amount not to exceed 150,000 pound sterling (GBP);

(d)	Debt owing by the Borrower under certain credit card programs;

(e)	Obligations under Qualifying Hedge Arrangements and other obligations under Hedge Arrangements with a financial institution that is not a Lender so long as it is on an unsecured basis;

(f)	Debt owing by the Obligors under letters of credit issued pursuant to Export Development Canada performance security guarantees in an amount not to exceed $10,000,000 in the aggregate at any time;

(g)	other Debt not covered by clauses (a) through (f) of this definition of Permitted Debt; provided that such Debt shall not exceed $5,000,000 in the aggregate at any time; and

(h)	Debt consented to in writing by the Lenders from time to time and subject to the terms imposed by the Lenders in connection with such consent.

“Permitted Encumbrances” means, with respect to any Person, the following:

(a)	liens for Taxes not yet due or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(b)	undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which none of the Lenders has been given notice, or which relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(c)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(d)	zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, state, municipal and other Governmental Authorities, licences, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licences, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(e)	title defects, encroachments or irregularities or other matters relating to title which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(f)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)	the Encumbrance resulting from the deposit of cash or securities in connection with leases and other contracts, insurance, tenders or expropriation proceedings, or to secure workers compensation, employment insurance, surety or appeal bonds, costs of litigation when required by law , liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business, and any right of refund, set-off or charge-back available to any bank or other financial institution;

(h)	security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it is used by that Person;

(i)	the Encumbrance created by a judgment of a court of competent jurisdiction, as long as (i) the judgment is being contested diligently and in good faith by appropriate proceedings and for which reasonable reserves under GAAP are maintained or (ii) is promptly satisfied by that Person and does not result in an Event of Default;

(j)	the Security;

(k)	cash collateral security granted by Sierra UK in favour of HSBC Bank plc to secure the Debt described in paragraph (c) of the definition of “Permitted Debt”;

(l)	any Encumbrance against Sierra UK arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by Sierra UK;

(m)	Purchase Money Security Interests and Encumbrances pertaining to Capital Leases, provided that such Encumbrance secures Permitted Debt;

(n)	Encumbrances to secure Debt permitted in paragraph (g) of the definition of “Permitted Debt”; and

(o)	such other Encumbrances as agreed to in writing by the Lenders in accordance with this Agreement.

“Person” has the meaning set forth in Schedule AA.

“Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as applicable, which is equal at all times to the greater of (a) the base rate of interest (however designated) of the Agent for determining interest chargeable by it on Canadian Dollar commercial loans made in Canada; and (b) 1.0% above CDOR from time to time for one month Canadian Dollar bankers’ acceptances having a face amount comparable to the face amount in respect of which the applicable Prime Rate calculation is being made.

“Prime Rate Advance” means an Advance in Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Prime Rate.

“Prime Rate Margin” means, for any period, the percentage rate per annum applicable to that period as indicated below the reference to “Margin over Prime” in the pricing grid in the definition of “Applicable Margin”.

“Priority Payable” means at any time, any amount due and payable at such time by an Obligor which is secured by an Encumbrance or statutory right or claim in favour of a Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Encumbrances created by the Security in respect of any Account Receivable including, without limitation, amounts due and payable for wages, vacation pay, termination and severance pay, employee deductions (including income, withholding, social security and other employment taxes), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), workers compensation, municipal taxes, government royalties, pension fund obligations, overdue rents or taxes, and other statutory or other claims that in each case have priority over or may rank pari passu with such Encumbrances created by the Security.

“Property” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, including for greater certainty any share in the capital of a corporation or ownership interest in any other Person.

“Proportionate Share” means in respect of each Lender from time to time, (a) with respect to the Revolving Facility, the percentage of the Revolving Facility, which a Lender has agreed to advance to the Borrower, determined by dividing the Lender’s Commitment in respect of the Revolving Facility, by the aggregate of all of the Lenders’ Commitments with respect to the Revolving Facility, as the case may be, and, with respect to an Advance, means the Proportionate Share of the Revolving Facility under which such Advance is made and, (b) with respect to the Obligations, pro rata in accordance with the aggregate unpaid amount of the Obligations owed to such Lender, which, in the case of all Qualifying Hedge Arrangements, shall mean all amounts due thereunder including, with respect to all Qualifying Hedge Arrangements (whether or not governed by an ISDA Master Agreement), as a result of a Termination Event (as such term is defined in the ISDA Master Agreement).

“Purchase Money Security Interest” means an Encumbrance created or assumed by an Obligor securing Debt incurred to finance the unpaid acquisition price of personal Property provided that (a) such Encumbrance is created concurrently with or prior to the acquisition of such personal Property, (b) such Encumbrance does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Debt and proceeds thereof, (c) the amount of Debt secured thereby is not increased subsequent to such acquisition, and (d) the amount of Debt secured by any such Encumbrance at no time exceeds 100% of the original acquisition price of such personal Property at the time it was acquired, and for the purposes of this definition the term “acquisition” shall include a Capital Lease and the term “acquire” shall have a corresponding meaning.

“Qualifying Hedge Arrangements” means a Hedge Arrangement provided by a Lender which is entered into after the Original Closing Date.

“Relevant Quarter” has the meaning set forth in the definition of Applicable Margin.

“Repayment Notice” means the notice substantially in the form annexed hereto as Schedule C.

“Revolving Facility” has the meaning set forth in Section 2.01.

“Rollover” means a rollover of a maturing Bankers’ Acceptance or BA Equivalent Note into a new Bankers’ Acceptance or BA Equivalent Note, as applicable, or the rollover of a maturing LIBOR Advance into a new LIBOR Advance, or the extension of a maturing Letter of Credit.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Bankers’ Acceptance, BA Equivalent Note or a LIBOR Advance that is being rolled over or the extension of a Letter of Credit.

“Rollover Notice” means the Notice of Request for Advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower in connection with the Rollover of a Bankers’ Acceptance, BA Equivalent Note or a LIBOR Advance pursuant to Section 2.06.

“Schedule I Lenders” means those Lenders that are banks that are chartered under the Bank Act (Canada) and named in Schedule I thereto and “Schedule I Lender” means each such bank.

“Second Amended and Restated Credit Agreement” means the second amended and restated credit agreement dated as of October 31, 2012 among the Borrower, the Agent and the Lenders, as amended to the date hereof.

“Security” means all security (including guarantees) held from time to time by or on behalf of the Lenders or the Agent on behalf of the Lenders, securing or intended to secure directly or indirectly repayment of the Obligations and includes, without limitation, all Security Documents.

“Security Documents” means the documents referred to in Article 10.

“Service Agreements” means agreements made between an Obligor and a Lender in respect of cash management, payroll, credit card or other banking services.

“Sierra HK” means Sierra Wireless Hong Kong Limited, a corporation existing under the laws of Hong Kong.

“Sierra UK” means Sierra Wireless (UK) Limited, a corporation existing under the laws of England and Wales.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and shall include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“TD” means The Toronto-Dominion Bank.

“Total Debt” means, with respect to the Borrower, without duplication and on a consolidated basis, all Debt of the Borrower.

“Total Debt to EBITDA Ratio” means, at any time, the ratio of the Borrower’s (a) Total Debt at such time to (b) EBITDA for most recently completed Four Quarter Period.

“United States Dollars”, “US Dollars” and “US $”, “$” means the lawful money of the United States of America.

“US Base Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 days or 366 days, as applicable, which is equal at all times to the greater of (a) the base rate of interest (however designated) of the Agent for determining interest chargeable by it on United States Dollar commercial loans in Canada and (b) the sum of (i) the Federal Funds Effective Rate and (ii) 1.0% per annum.

“US Base Rate Advance” means an Advance in United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by a reference to US Base Rate.

“US Base Rate Margin” means, for any period, the percentage rate per annum applicable to that period as indicated below the reference to “US Base Rate Margin” in the pricing grid in the definition of “Applicable Margin”.

“Wavecom” means Sierra Wireless S.A. (previously named Wavecom S.A.), a société anonyme organised under French law, whose registered office is located at 3 esplanade du Foncet, 92442 Issy Les Moulineaux, registered with the Companies Registry of Nanterre under the identification number 391 838 042 and whose shares are traded on Euronext Paris (compartiment B).

“Wavecom Debentures” means the 2,571,884 1.75% bonds convertible and/or exchangeable for newly issued shares or existing shares by option (obligations à option de conversion et/ou d’echange en actions nouvelles ou existantes-OCEANE) issued by Wavecom pursuant to an offering circular dated July 5, 2007.

“Wavecom Shares” means the issued and outstanding shares of Wavecom.

1.02 Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03 Accounting Practices

All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained in this Agreement shall be made in accordance with GAAP on a basis consistently applied for each Four Quarter Period. In the event of a change in such GAAP, the Borrower and the Agent (with the approval of the Lenders) shall negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect GAAP as then in effect, in which case all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained in this Agreement shall be made on a basis consistent with GAAP in existence as at the date of such revisions.

1.04 Permitted Encumbrances

The inclusion of reference to Permitted Encumbrances in any Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Encumbrance created by any of the Security to any Permitted Encumbrance.

1.05 Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean United States Dollars.

1.06 Paramountcy

In the event of a conflict in or between the provisions of this Agreement including the provisions of any Schedule annexed hereto or any of the other Loan Documents then, notwithstanding anything contained in such other Loan Document, the provisions of this Agreement will prevail and the provisions of such Schedule or other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict. In particular, if any act or omission of an Obligor is expressly permitted under this Agreement but is expressly prohibited under another Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any Loan Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Loan Document but this Agreement does not expressly relieve the applicable Obligor from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Loan Document.

1.07 Non-Business Days

Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. Notwithstanding the foregoing, if with respect to any payment of principal or interest on a LIBOR Advance the succeeding Business Day falls in the next calendar month, the due date for payment of such principal or interest shall be the next preceding Business Day. In the case of interest or fees payable pursuant to the terms of this Agreement, the extension or contraction of time will be considered in determining the amount of interest and fees. Unless otherwise expressly provided in this Agreement, whenever any action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day.

1.08 Interest Payments and Calculations

(1) All interest payments to be made under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(2) Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or rate of fees “per annum” or a similar expression is used, such interest or fees will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(3) For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

(4) Notwithstanding anything herein to the contrary the Agent shall calculate all fees and interest, including without limitation agency fees according to its regular practice. For greater certainty all such calculations shall be without duplication of any day such that neither interest nor fees shall be calculated in respect of the same day twice.

(5) Notwithstanding anything herein to the contrary, in no event shall any interest rate or rates referred to herein (together with other fees payable hereunder which are construed by a court of competent jurisdiction to be interest or in the nature of interest) exceed the maximum interest rate permitted by Applicable Law. If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder shall be reduced to the extent necessary so that such rates (together with other fees which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by Applicable Law, and any overpayment of interest received by the Agent or the Lenders theretofore shall be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal, as if the same were a prepayment of principal and treated accordingly hereunder.

1.09 Determinations By the Borrower

All provisions contained herein requiring the Borrower to make a determination or assessment of any event or circumstance or other matter to the best of its knowledge shall be deemed to require the Borrower to make all inquiries and investigations as may be reasonable in the circumstances before making any such determination or assessment.

1.10 Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule AA	–	Model Credit Agreement Provisions
Schedule A	–	Lenders and Commitments

Schedule B	–	Notice of Request for Advance
Schedule C	–	Repayment Notice
Schedule D	–	Compliance Certificate
Schedule E	–	Borrowing Base Certificate
Schedule F	–	Guarantors on the Closing Date

ARTICLE 2—THE REVOLVING FACILITY

2.01 Revolving Facility

Subject to the terms and conditions of this Agreement, the Lenders establish (on a several and not joint or joint and several basis) in favour of the Borrower a revolving uncommitted term credit facility (the “Revolving Facility”) in a principal amount (including Advances made in US Dollars and the Equivalent Amount in US Dollars of Advances made in Canadian Dollars) not to exceed the lesser of:

(a)	$10,000,000; and

(b)	the Borrowing Base.

2.02 Demand Nature of Revolving Facility

The Revolving Facility is made available by the Lenders to the Borrower on a demand basis. The Agent on behalf of the Lenders may demand repayment of any or all of the Revolving Facility, or cancel any or all of the Revolving Facility at any time upon written notice to the Borrower. The Borrower acknowledges that the Revolving Facility is uncommitted and is not automatically available to the Borrower upon satisfaction of the terms and conditions hereof.

2.03 Purpose of Revolving Facility

Advances under the Revolving Facility shall be used by the Borrower for general corporate purposes.

2.04 Manner of Borrowing

The Borrower may, subject to the terms hereof, make Drawdowns, Conversions and Rollovers as applicable under the Revolving Facility:

(a)	in Canadian Dollars, by way of Prime Rate Advances and Bankers’ Acceptances (and BA Equivalent Notes);

(b)	in United States Dollars, by way of US Base Rate Advances and LIBOR Advances; and

(c)	in Canadian Dollars, United States Dollars, by way of Letters of Credit.

Letters of Credit under the Revolving Facility may not exceed an aggregate face value of $10,000,000 or the Equivalent Amount in Canadian Dollars.

2.05 Nature of the Revolving Facility

Subject to the terms and conditions hereof, the Revolving Facility is a revolving credit facility and, accordingly, the Borrower may increase or decrease Advances under the Revolving Facility, by making Drawdowns, repayments and further Drawdowns of the amount of Advances that have been repaid.

2.06 Drawdowns, Conversions and Rollovers

(1) Subject to the provisions of this Agreement, the Borrower may (i) make Drawdowns hereunder; (ii) convert the whole or any part of any type of Advance into any other type of Advance; or (iii) may rollover any Bankers’ Acceptances, BA Equivalent Note or LIBOR Advance on the last day of the applicable Interest Period thereof or extend Letters of Credit in accordance with their terms, by giving the Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be.

(2) In the case of a Drawdown, Conversion or Rollover, the Borrower shall give the Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, three (3) Business Days (in the cases of LIBOR Advances, Bankers’ Acceptances, BA Equivalent Notes and Letters of Credit) and one (1) Business Day (in the case of all other Advances) prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be. If a Conversion or Rollover Notice is not delivered to the Agent three (3) Business Days prior to the proposed Conversion Date or Rollover Date, as applicable, any LIBOR Advances outstanding on any such Conversion Date or Rollover Date shall be deemed to be converted or rolled over, as applicable, into a US Base Rate Advance, and any Bankers’ Acceptances or BA Equivalent Notes outstanding on any such Conversion Date or Rollover Date shall be deemed to be converted or rolled over, as applicable, into a Prime Rate Advance.

(3) Each Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, shall be delivered by the Borrower on a Business Day on or prior to 11:00 a.m. (Toronto time) to the Agent.

(4) Each Drawdown, Conversion or Rollover under the Revolving Facility shall (i) in the case of Prime Rate Advances, be in a minimum principal amount of Cdn.$1,000,000 and in whole multiples of Cdn.$100,000; and (ii) in the case of Bankers’ Acceptances, be in a minimum face amount of Cdn.$1,000,000 and in whole multiples of Cdn.$100,000; (iii) in the case of US Base Rate Advances, be in a minimum principal amount of $1,000,000 and in whole multiples of $100,000; (iv) and in the case of LIBOR Advances, be in a minimum principal amount of $1,000,000 and in whole multiples of $100,000.

2.07 Agent’s Obligations with Respect to Advances

Upon receipt of a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, the Agent shall forthwith notify the Lenders of the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, of each Lender’s Proportionate Share of such Advance and, if applicable, the account of the Agent to which each Lender’s Proportionate Share is to be credited.

2.08 Lenders’ and Agent’s Obligations with Respect to Advances

Each Lender shall, prior to 11:00 a.m. (Toronto time) on the Drawdown Date, Conversion Date or Rollover Date, as the case may be, specified by the Borrower in a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, credit the Agent’s account specified in the Agent’s notice given under Section 2.07 with such Lender’s Proportionate Share of such Advance and by 2:00 p.m. (Toronto time) on the same date the Agent shall make available the full amount of the amounts so credited to the Borrower (net of the amount of the existing Advance being rolled over or converted as the case may and, if applicable, the BA Stamping Fee).

2.09 Irrevocability

A Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, given by the Borrower hereunder shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.

2.10 Cancellation or Permanent Reduction of the Revolving Facility

The Borrower may, at any time, upon giving at least two (2) Business Days prior notice to the Agent, cancel in full or, from time to time, permanently reduce in whole or in part the Revolving Facility; provided, however that any reduction under the Revolving Facility shall be in a minimum amount of $1,000,000 and increments of $100,000. If the Revolving Facility is so reduced, the Commitments of each of the Lenders shall be reduced pro rata in the same proportion that the amount of the reduction in the Revolving Facility bears to the then current Commitments of the Lenders in effect immediately prior to such reduction.

2.11 Termination of LIBOR Advances

(1) If at any time a Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrower) that:

(a)	the LIBO Rate does not adequately reflect the effective cost to the Lender of making or maintaining a LIBOR Advance; or

(b)	it cannot readily obtain or retain funds in the London interbank market in order to fund or maintain any LIBOR Advance for a LIBOR Interest Period selected by the Borrower or cannot otherwise perform its obligations hereunder with respect to any LIBOR Advance for any such period;

then the Lender shall inform the Agent and upon at least four (4) Business Days written notice by the Agent to the Borrower,

(c)	the right of the Borrower to request LIBOR Advances for such period from that Lender shall be and remain suspended until the Agent notifies the Borrower that any condition causing such determination no longer exists; and

(d)	if the Lender is prevented from maintaining a LIBOR Advance, the Borrower shall, at its option, either repay the LIBOR Advance to that Lender or convert the LIBOR Advance into other forms of Advance which are permitted by this Agreement, and the Borrower shall be responsible for any loss or expense that the Lender incurs as a result, including Breakage Costs, if the Lender is prevented from maintaining a LIBOR Advance.

(2) If at any time the Agent determines that the LIBO Rate is not determinable pursuant to clause (a) or (b) in the definition of “LIBO Rate”, the Agent shall so notify the Borrower, and the right of the Borrower to request LIBOR Advances for such period shall be and remain suspended until the Agent notifies the Borrower that any condition causing such determination no longer exists.

ARTICLE 3- DISBURSEMENT CONDITIONS

3.01 Conditions Precedent to Effectiveness of this Agreement on the Closing Date

The obligations of the Lenders under this Agreement are subject to and conditional upon the following conditions precedent being satisfied as of the Closing Date:

(a)	this Agreement shall have been executed and delivered by all parties hereto;

(b)	the Agent shall have received certified copies of the Organizational Documents of the Borrower, the resolutions authorizing the execution, delivery and performance of the Borrower’s obligations under the Loan Documents and the transactions contemplated herein, and the incumbency of the officers of the Borrower;

(c)	certificates of status or good standing, as applicable, for the Borrower and each Guarantor for its respective jurisdiction of formation shall have been delivered to the Agent;

(d)	evidence that the Borrower has obtained all necessary or required consents or approvals of any Governmental Authority, or other Person in connection with the delivery of the Loan Documents;

(e)	releases, discharges and postponements with respect to all Encumbrances which are not Permitted Encumbrances, if any, shall have been delivered to the Agent;

(f)	payment of all amounts and fees (including reasonable fees of Lenders’ Counsel) payable to the Lenders and the Agent;

(g)	duly executed copies of the Security shall have been delivered to the Agent (along with certificates, if any, representing all shares or other securities pledged, together with related stock powers duly executed in blank) and such financing statements or other registrations of such Security, or notice thereof, shall have been filed, registered, entered or recorded in all offices of public record necessary or desirable in the opinion of the Agent to preserve or protect the charges and security interests created thereby;

(h)	the Borrower shall have delivered to the Agent certificates of insurance acceptable to the Agent showing, inter alia, the Agent as additional insured, loss payee and mortgagee as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

(i)	the Borrower shall have delivered or caused to be delivered to the Agent and the Lenders the acknowledgement and confirmation agreement described in Section 10.01(2);

(j)	a currently dated letter of opinion of Borrower’s Counsel shall have been delivered to the Agent; and

(k)	the Agent shall have received such additional evidence, documents or undertakings as the Lenders shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement, provided that all documents delivered pursuant to this Section 3.01 shall be in full force and effect, and in form and substance satisfactory to the Lenders acting reasonably.

3.02 Conditions Precedent to each Advance under the Revolving Facility

The obligation of the Lenders to make any Advance to the Borrower under the Revolving Facility on or after the Closing Date is subject to and conditional upon the following conditions precedent being satisfied by the Borrower:

(a)	the Agent shall have received timely notice as required under Section 2.06(2); and

(b)	the Borrower shall confirm to the Agent in writing that all of the covenants of the Obligors required by this Agreement and all other terms and conditions contained in this Agreement that have not been waived in writing by or on behalf of the Lenders have been fully complied with by the Obligors.

Notwithstanding anything herein to the contrary, the Revolving Facility is uncommitted and each Lender has no obligation to make any Advance requested by the Borrower at any time.

3.03 Waiver

The conditions set forth in Sections 3.01 and 3.02 are inserted for the sole benefit of the Lenders and may be waived by the Lenders in accordance with the terms of Section 12.04, in whole or in part (with or without terms or conditions), in respect of any Drawdown without prejudicing the right of the Lenders at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4 - EVIDENCE OF DRAWDOWNS

4.01 Account of Record

The Agent shall open and maintain books of account evidencing all Advances and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Advances and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent shall promptly advise the Borrower of such entries made in the Agent’s books of account.

ARTICLE 5 - PAYMENTS OF INTEREST

5.01 Interest on Prime Rate Advances

The Borrower shall pay interest on each Prime Rate Advance during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the sum of (i) the Prime Rate in effect from time to time during such Interest Period plus (ii) the Prime Rate Margin. Each determination by the Agent of the Prime Rate and the Prime Rate Margin applicable from time to time shall, in the absence of manifest error, be binding upon the Borrower. Subject to Section 5.07, such interest shall be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Prime Rate Advance outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Advance without the necessity of any notice to the Borrower.

5.02 Interest on US Base Rate Advances

The Borrower shall pay interest on each US Base Rate Advance during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the sum of (i) the US Base Rate in effect from time to time during such Interest Period plus (ii) the US Base Rate Margin. Each determination by the Agent of the US Base Rate and the US Base Rate Margin applicable from time to time shall, in the absence of manifest error, be binding upon the Borrower. Subject to Section 5.07, such interest shall be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the US Base Rate Advance outstanding during such period and on the basis of the actual number of days elapsed divided by 365 or 366, as applicable. Changes in the US Base Rate shall cause an immediate adjustment of the interest rate applicable to such Advance without the necessity of any notice to the Borrower.

5.03 Interest on LIBOR Advances

The Borrower shall pay interest on each LIBOR Advance during each Interest Period applicable thereto in United States Dollars for LIBOR Advances made under the Revolving Facility at a rate per annum equal to the sum of (i) the LIBO Rate in effect for such Interest Period plus (ii) the LIBO Rate Margin. Each determination by the Agent of the LIBO Rate and the LIBO Rate Margin applicable from time to time for an Interest Period shall, in the absence of manifest error, be binding upon the Borrower. Subject to Section 5.07, such interest shall be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Drawdown Date or the preceding Conversion Date, Rollover Date or Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the LIBOR Advance outstanding during such period and on the basis of the actual number of days elapsed divided by 360.

5.04 No Set-Off, Deduction etc.

All payments (whether interest or otherwise) to be made by the Borrower or any other party pursuant to this Agreement are to be made in freely transferable, immediately available funds and without set-off or deduction of any kind whatsoever (whether for deemed reinvestment or otherwise) except to the extent required by Applicable Law, and if any such set-off or deduction is so required and is made, the Borrower or any other party will, as a separate and independent obligation to each Lender, be obligated to immediately pay to each Lender all such additional amounts as may be required to fully indemnify and save harmless such Lender from such set-off or deduction and will result in the effective receipt by such Lender of all the amounts otherwise payable to it in accordance with the terms of this Agreement. For greater certainty, the Borrower shall not be required to make any payment under this Section 5.04 in respect of amounts which are expressly not required to be made as provided for under Section 3.2 of Schedule AA.

5.05 Fees

In consideration of the Lenders establishing the Revolving Facility, the Borrower shall pay to the Agent and the Lenders such fees in such amounts set out in any fee letter between the Borrower and the Agent or the Lenders.

5.06 Overdue Principal and Interest

(1) If all or part of any Prime Rate Advance or US Base Rate Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to such type of Advance from the date of such non-payment until paid in full. If any LIBOR Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to US Base Rate Advances from the date of such non-payment until paid in full.

(2) If all or part of any interest in respect of any Prime Rate Advance or US Base Rate Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue interest shall, to the extent permitted by law, bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to the type of Advance in respect of which such interest was not paid from the date of such non-payment until paid in full. If all or part of any interest in respect of any LIBOR Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue interest shall, to the extent permitted by law, bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to US Base Rate Advances from the date of such non-payment until paid in full.

5.07 Interest on Other Amounts

If any amount owed by the Borrower to the Agent or any Lender under any of the Loan Documents is not paid when due and payable, and there is no other provision in any Loan Document specifying the interest payable on such overdue amount, such overdue amount shall bear interest (as well after as before judgment), payable (a) on demand at a rate per annum equal at all times to the Prime Rate plus 2.00% (in the case of any such amount payable in any currency other than US Dollars), or (b) on demand at a rate per annum equal at all times to the US Base Rate plus 2.00% (in the case of any such amount payable in US Dollars), in each such case from the date of non-payment until paid in full.

ARTICLE 6 - BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT

6.01 Bankers’ Acceptances

(1) To facilitate the procedures contemplated in this Agreement, the Borrower irrevocably appoints each Lender from time to time as the attorney-in-fact of the Borrower to execute, endorse and deliver on behalf of the Borrower drafts (including book based forms and electronic paper) in the forms prescribed by such Lender (if such Lender is a BA Lender) for bankers’ acceptances denominated in Cdn. Dollars (each such executed draft which has not yet been accepted by a Lender being referred to as a “Draft”) or non-interest-bearing promissory notes of the Borrower in favour of such Lender (if such Lender is a Non BA Lender) (each such promissory note being referred to as a “BA Equivalent Note”). Each Bankers’ Acceptance and BA Equivalent Note executed and delivered by a Lender on behalf of the Borrower as provided for in this Section shall be as binding upon the Borrower as if it had been executed and delivered by a duly authorized officer of the Borrower.

(2) Notwithstanding Section 6.01(1), the Borrower will from time to time as required by the applicable Lender provide to the Lenders an appropriate number of Drafts drawn by the Borrower upon each BA Lender and either payable to a clearing service (if such BA Lender is a member thereof) or payable to the Borrower and endorsed in blank by the Borrower (if such BA Lender is not a member of such clearing service) and an appropriate number of BA Equivalent Notes in favour of each Non BA Lender. The dates, the maturity dates and the principal amounts of all Drafts and BA Equivalent Notes delivered by the Borrower shall be left blank, to be completed by the Lenders as required by this Agreement. All such Drafts or BA Equivalent

Notes shall be held by each Lender subject to the same degree of care as if they were such Lender’s own property kept at the place at which the Drafts or BA Equivalent Notes are ordinarily kept by such Lender. Each Lender, upon written request of the Borrower, will promptly advise the Borrower of the number and designation, if any, of the Drafts and BA Equivalent Notes then held by it. No Lender shall be liable for its failure to accept a Draft or purchase a BA Equivalent Note as required by this Agreement if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide on a timely basis appropriate Drafts or BA Equivalent Notes to the applicable Lender as may be requested by such Lender on a timely basis from time to time.

(3) The Agent, promptly following receipt of a Drawdown Notice requesting Bankers’ Acceptances, shall (i) advise each BA Lender of the face amount and the term of the Draft to be accepted by it and (ii) advise each applicable Non BA Lender of the face amount and term of the BA Equivalent Note to be purchased by it. All Drafts to be accepted from time to time by each BA Lender that is a member of a clearing service shall be payable to such clearing service. The term of all Bankers’ Acceptances and BA Equivalent Notes issued pursuant to any Drawdown Notice, Conversion Notice or Rollover Notice shall be identical. Each Bankers’ Acceptance and BA Equivalent Note shall be dated the Drawdown Date on which it is issued and shall be for a term of 1, 2, 3 or 6 months, subject to availability. The face amount of the Draft (or the aggregate face amount of the Drafts) to be accepted at any time by each Lender which is a BA Lender, and the face amount of the BA Equivalent Notes to be purchased at any time by each Lender which is a Non BA Lender, shall be determined by the Agent based upon the amounts of their respective Commitments under the Revolving Facility. In determining a Lender’s Proportionate Share of a request for Bankers’ Acceptances, the Agent, in its sole discretion, shall be entitled to increase or decrease the face amount of any Draft, or BA Equivalent Note to the nearest $1,000.

(4) Each BA Lender shall complete and accept on the applicable Drawdown Date, Conversion Date or Rollover Date, a Draft having a face amount (or Drafts having the face amounts) and term advised by the Agent pursuant to subsection 6.01(3). Each applicable BA Lender shall purchase on the applicable Drawdown Date, Conversion Date or Rollover Date, the Bankers’ Acceptance accepted by it, for an aggregate price equal to the BA Discount Proceeds of such Bankers’ Acceptance. The Borrower shall ensure that there is delivered to each applicable BA Lender that is a member of a clearing service the completed Bankers’ Acceptances, and such BA Lender is hereby authorized to release the Bankers’ Acceptance accepted by it to such clearing house upon receipt of confirmation that such clearing house holds such Bankers’ Acceptance for the account of such BA Lender.

(5) Each Non BA Lender, in lieu of accepting Drafts or purchasing Bankers’ Acceptances on any Drawdown Date, Conversion Date or Rollover Date, will complete and purchase from the Borrower on such Drawdown Date, Conversion Date or Rollover Date, a BA Equivalent Note in a face amount and for a term identical to the face amount and term of the Draft which such Non BA Lender would have been required to accept on such Drawdown Date, Conversion Date or Rollover Date, if it were a BA Lender, for a price equal to the BA Discount Proceeds of such BA Equivalent Note. Each Non BA Lender shall be entitled without charge to exchange any BA Equivalent Note held by it for two or more BA Equivalent Notes of identical date and aggregate face amount, and the Borrower will execute and deliver to such Non BA

Lender such replacement BA Equivalent Notes and such Non BA Lender shall return the original BA Equivalent Note to the Borrower for cancellation.

(6) The Borrower shall pay to each BA Lender in respect of each Draft tendered by the Borrower to and accepted by such BA Lender, and to each Non BA Lender in respect of each BA Equivalent Note tendered to and purchased by such Non BA Lender, as a condition of such acceptance or purchase, the BA Stamping Fee.

(7) Upon acceptance of each Draft or purchase of each BA Equivalent Note, the Borrower shall pay to the applicable Lender the related fee specified in Section 6.01(6), and to facilitate payment such Lender shall be entitled to deduct and retain for its own account the amount of such fee from the amount to be transferred by such Lender to the Agent for the account of the Borrower pursuant to this Agreement in respect of the sale of the related Bankers’ Acceptance or of such BA Equivalent Note.

(8) If the Agent determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and so notifies the Borrower, that there does not exist at the applicable time a normal market in Canada for the purchase and sale of bankers’ acceptances, any right of the Borrower to require the Lenders to purchase Bankers’ Acceptances and BA Equivalent Notes under this Agreement shall be suspended until the Agent determines that such market does exist and gives notice thereof to the Borrower and any Drawdown Notice, Conversion Notice or Rollover Notice requesting Bankers’ Acceptances shall be deemed to be a Drawdown Notice or Conversion Notice requesting a Prime Rate Advance in a similar aggregate principal amount.

(9) On the date of maturity of each Bankers’ Acceptance or BA Equivalent Note, the Borrower shall pay to the Agent, for the account of the holder of such Bankers’ Acceptance or BA Equivalent Note, in Canadian Dollars an amount equal to the face amount of such Bankers’ Acceptance or BA Equivalent Note, as the case may be. The obligation of the Borrower to make such payment shall not be prejudiced by the fact that the holder of such Bankers’ Acceptance is the Lender that accepted such Bankers’ Acceptances. No days of grace shall be claimed by the Borrower for the payment at maturity of any Bankers’ Acceptance or BA Equivalent Note. If the Borrower does not make such payment, from the proceeds of an Advance obtained under this Agreement or otherwise, the amount of such required payment shall be deemed to be a Prime Rate Advance to the Borrower from the Lender that accepted such Banker’s Acceptance or purchased such BA Equivalent Note.

(10) The signature of any duly authorized officer of the Borrower on a Draft or a BA Equivalent Note may be mechanically reproduced in facsimile, and all Drafts and BA Equivalent Notes bearing such facsimile signature shall be as binding upon the Borrower as if they had been manually signed by such officer, notwithstanding that such Person whose manual or facsimile signature appears on such Draft or BA Equivalent Note may no longer hold office at the date of such Draft or BA Equivalent Note or at the date of acceptance of such Draft by a BA Lender or at any time thereafter.

6.02 Letters of Credit

(1) If the Borrower wishes to request an Advance by way of issuance of Letters of Credit, the Borrower shall, at the time it delivers the notice required pursuant to Section 2.06, execute and deliver the Issuing Bank’s usual documentation relating to the issuance and administration of Letters of Credit (including, without limitation, all reimbursement and indemnity agreements). In the event of any inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall prevail.

(2) Each request for a Letter of Credit shall be made available by the Issuing Bank under the Revolving Facility.

(3) No Letter of Credit may be issued for a period in excess of one year. Letters of Credit which are issued under the Revolving Facility may be used by the Borrower for working capital requirements, and may not, for greater certainty, be used to guarantee obligations of Persons who are not Obligors.

(4) If, at any time, a demand for payment (the amount so demanded being herein referred to as a “relevant amount”) is made under a Letter of Credit and notification thereof is given by the Issuing Bank to the Agent, then:

(a)	the Agent shall:

(i)	promptly notify the applicable Borrower and each of the applicable Lenders of such demand; and

(ii)	make demand on each of the applicable Lenders for an amount equal to its Proportionate Share of such relevant amount;

(b)	pay such relevant amount on the date upon which such relevant amount becomes payable under the Letter of Credit;

(c)	on the second Business Day following the date of the demand made by the Agent under paragraph (a) above, each applicable Lender shall pay to the Agent the amount demanded of it pursuant to paragraph (a)(ii) above; and

(d)	the Agent shall pay such relevant amount to the Issuing Bank.

(5) Where a demand for payment is made under a Letter of Credit issued in Canadian Dollars or US Dollars, the Borrower shall be deemed to have requested a Prime Rate Advance or US Base Rate Advance, respectively, of the amount demanded from the Issuing Bank. Where a demand for payment is made under a Letter of Credit issued in any other currency, the Borrower shall be deemed to have requested a US Base Rate Advance in the Equivalent Amount of US Dollars in respect of Letters of Credit issued under the Revolving Facility of the amount demanded from the Issuing Bank. In each case payment will be made by the Borrower of all charges and expenses payable to or incurred by the Issuing Bank and the Lenders in connection with payment being made under such Letter of Credit.

(6) The Borrower hereby undertakes to indemnify and hold harmless the Agent, the Issuing Bank and each of the Lenders from time to time on demand by the Agent from and against all liabilities and costs (including, without limitation, any costs incurred in funding any amount which falls due from the Issuing Bank and any Lender under any Letter of Credit hereunder) to the extent that such liabilities or costs are not satisfied or compensated by the payment of interest on sums due pursuant to this Agreement in connection with any Letter of Credit except where such liabilities or costs result from the gross negligence or wilful misconduct of the person claiming indemnification.

(7) The Issuing Bank shall at all times be entitled, and is irrevocably authorized by the Borrower, to make any payment under the Letters of Credit for which a request or demand has been made in the required form without any further reference to the Borrower and any investigation or enquiry, need not concern themselves or itself with the propriety or validity of any claim made or purported to be made under the terms of such Letter of Credit (except as to compliance with the payment conditions of such Letters of Credit) and shall be entitled to assume that any Person expressed in such Letter of Credit as being entitled to make demand or receive payments thereunder is so entitled. Accordingly, so long as a request or demand has been made as aforementioned it shall not be a defence to any demand made of the Borrower hereunder, nor shall the Borrower or its obligations hereunder be impaired by the fact (if it be the case) that the Issuing Bank or the Lenders were or might have been justified in refusing payment, in whole or in part, of the amounts so claimed.

(8) A certificate of the Agent and/or the Issuing Bank as to the amounts paid by any Lender pursuant to this Section 6.02 or the amount paid out under any Letter of Credit shall, in the absence of manifest error, be prima facie evidence of the existence and amount of such payment in any legal action or proceeding arising out of or in connection herewith.

(9) For so long as any Letter of Credit is outstanding, the Borrower shall pay to the Agent for the benefit of the Lenders a fee equal to the Letter of Credit Fee Rate on the amount of each Letter of Credit, in the Equivalent Amount of US Dollars in respect of Letters of Credit issued under the Revolving Facility and such fee will be paid in the currency of such Letter of Credit. In addition, concurrently with the payment of such fee to the Agent, the Borrower shall also pay to the Agent for the benefit of the Issuing Bank a fronting fee equal to 0.10% per annum on the face amount of each Letter of Credit in the currency of such Letter of Credit. Such fees shall each be calculated on the basis of a calendar year and the number of days the Letter of Credit will be outstanding during such period and shall be payable quarterly in arrears on the first Business Day of each Fiscal Quarter, beginning on the first Business Day of the Fiscal Quarter immediately following the Fiscal Quarter in which such Letter of Credit is issued.

The Borrower shall also pay the standard fees and charges of the Issuing Bank in effect from time to time for issuing, renewing and amending Letters of Credit.

(10) The full amount available to be drawn (whether or not the beneficiary can satisfy the conditions to draw) of each Letter of Credit issued by the Issuing Bank on behalf of the Borrower shall be deemed to be an Advance under the Revolving Facility which Advance shall be retired upon the earlier of:

(i)	the return of the Letter of Credit to the Issuing Bank for cancellation;

(ii)	the expiration date of the Letter of Credit; or

(iii)	the deeming of the undrawn amount of the Letter of Credit to be a Prime Rate Advance or a US Base Rate Advance, as applicable, under the Revolving Facility.

(11) If any Letter of Credit is outstanding upon the occurrence and during the continuance of an Event of Default, the Borrower shall if required by the Agent forthwith pay to the Agent an amount (the “deposit amount”) equal to the undrawn principal amount of the outstanding Letter of Credit, which deposit amount shall be held by the Agent for application against the indebtedness owing by the Borrower to the Issuing Bank in respect of any draw on the outstanding Letter of Credit. In the event that the Issuing Bank is not called upon to make full payment on the outstanding Letter of Credit prior to its expiry date, the deposit amount, or any part thereof as has not been paid out, shall, so long as no Event of Default then exists, be returned to the Borrower.

(12) The obligations of the Borrower with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)	any lack of validity or enforceability of any Loan Document or the Letters of Credit;

(ii)	any amendment or waiver of or any consent to or actual departure from this Agreement;

(iii)	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transactions;

(iv)	any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except for non-compliance with the payment conditions of such Letter of Credit; or

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(13) The Borrower hereby indemnifies and agrees to hold the Issuing Bank harmless from all losses, damages, costs, demands, claims, expenses (including out-of-pocket expenses) and other consequences which the Issuing Bank may incur, sustain or suffer, other than as a result of its own gross negligence or wilful misconduct, as a result of issuing or amending a Letter of Credit, including legal and other expenses incurred by the Issuing Bank in any action to compel payment by the Issuing Bank under a Letter of Credit or to restrain the Issuing Bank from making payment under a Letter of Credit. Any amounts due under this indemnity shall form part of the Obligations.

It is understood and agreed that the Issuing Bank shall not have any liability for, and that the Borrower assumes all responsibility for: (i) the genuineness of any signature; (ii) the form, validity, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same; (iii) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit; (iv) the good faith or acts of any Person other than the Issuing Bank and its agents and employees; (v) the existence, form or sufficiency or breach or default under any agreement or instruments of any nature whatsoever; (vi) any delay in giving or failure to give any notice, demand or protest; and (vii) any error, omission, delay in or non-delivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the Issuing Bank in its sole discretion, which determination shall be conclusive and binding upon the Borrower absent manifest error. It is agreed that the Issuing Bank may honour, as complying with the terms of a Letter of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Issuing Bank under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Issuing Bank may reasonably deem to be applicable, shall be binding upon the Borrower, and shall not affect, impair or prevent the vesting of the Issuing Bank’s rights or powers hereunder or the Borrower’s obligation to make full reimbursement of amounts drawn under the Letters of Credit. Notwithstanding the provision of this Section 6.02(13), the Borrower shall not be responsible for and no Person shall be relieved of responsibility for any gross negligence or wilful misconduct of such Person.

ARTICLE 7- REPAYMENT

7.01 Mandatory Repayment of Principal of the Revolving Facility on Demand

(1) Subject to the terms hereof, the Borrower shall repay all Obligations in connection with the Revolving Facility, including the outstanding principal amount of all Advances thereunder together with all accrued interest, fees and other amounts then unpaid by it with respect to such Advances, the Commitments under the Revolving Facility (which, for greater certainty, shall include all amounts payable by the Borrower to the Agent under Section 6.01(9) with respect to any Bankers’ Acceptances and BA Equivalent Notes and all amounts payable by the Borrower to the Agent under Section 6.02(11) with respect to Letters of Credit) in full on demand upon written notice being delivered by the Agent to the Borrower, and the Revolving Facility and the Commitments thereunder shall be automatically terminated on the date that such written notice is delivered by the Agent to the Borrower.

(2) Any Lender acting alone (or together with other Lenders) may instruct the Agent to demand repayment of any or all Obligations at any time, or cancel any or all of its

Proportionate Share of the Commitments of the Revolving Facility at any time. Upon receiving such instructions from such Lender or Lenders, the Agent shall take all actions requested by the Lender or Lenders.

(3) For greater certainty, the failure by the Borrower to repay any or all Obligations on demand by the Agent shall constitute an Event of Default for the purposes of this Agreement, the Security and the other Loan Documents.

7.02 Voluntary Repayments and Reductions

Subject to the Agent receiving a Repayment Notice which shall be given not less than three (3) Business Days prior to the proposed repayment date and which shall be irrevocable, the Borrower may from time to time repay Advances outstanding under the Revolving Facility without premium, penalty or bonus provided that each such repayment shall be in a minimum aggregate amount of Cdn.$1,000,000 and in whole multiples of Cdn.$100,000 for Advances denominated in Canadian Dollars and in a minimum aggregate amount of $1,000,000 and in whole multiples of $100,000 for Advances denominated in United States Dollars. Notwithstanding the foregoing (i) LIBOR Advances may not be repaid prior to the end of the applicable LIBOR Interest Period unless the Borrower pays to the Agent (for the account of each Lender) an amount equal to all Breakage Costs; and (ii) Bankers’ Acceptances, BA Equivalent Notes and Letters of Credit may not be repaid prior to their respective maturity or expiry dates but may be cash collateralized along with delivery of such documentation as may be required by the Agent as specified in Section 7.04. The determination of the amount of any Breakage Costs resulting from, arising out of, or imposed upon or incurred by any Lender as a result of the repayment of any LIBOR Advance prior to the end of the applicable LIBOR Interest Period, when evidenced by a certificate from that Lender giving a reasonably detailed calculation of the amount of such loss, cost or expense, shall be prima facie evidence of the same.

7.03 Excess Over the Maximum Amounts

(1) If the Agent determines that on any day as a result of currency fluctuations the aggregate of (a) Advances in US Dollars then outstanding under the Revolving Facility, and (b) the Equivalent Amount in US Dollars of Advances in Canadian Dollars then outstanding under the Revolving Facility on such day exceeds the Commitments in respect of the Revolving Facility, the Agent shall notify the Borrower that such an event has occurred, and the Borrower shall immediately upon receipt of such notice repay Advances under the Revolving Facility in an amount equal to such excess.

(2) If the Agent determines that on any day the aggregate of (a) Advances in US Dollars then outstanding under the Revolving Facility, and (b) the Equivalent Amount in US Dollars of Advances in Canadian Dollars then outstanding under the Revolving Facility on such day, exceeds the Borrowing Base, the Borrower shall immediately repay Advances under the Revolving Facility in an amount equal to such excess.

7.04 Payment of Breakage Costs etc.

In connection with each voluntary or mandatory repayment hereunder (i) in connection with LIBOR Advances which are repaid prior to the end of the applicable LIBOR

Interest Period the Borrower shall pay to the Agent (for the account of each applicable Lender) all Breakage Costs; and (ii) in connection with Bankers’ Acceptances, BA Equivalent Notes and Letters of Credit which are to be repaid prior to their respective maturity or expiry dates, the Borrower shall deposit cash with the Agent (for the benefit of the applicable Lenders) equal to the full face amount at maturity of such Bankers’ Acceptance or BA Equivalent Note or the face amount of such Letters of Credit, as applicable, and shall concurrently deliver to the Agent a cash collateral agreement, supporting resolutions, certificates and opinions in form and substance satisfactory to the Lenders.

ARTICLE 8 - PLACE AND APPLICATION OF PAYMENTS

8.01 Place of Payment of Principal, Interest and Fees

(1) The Borrower undertakes at all times when any Advance is outstanding or any other amount is owed by it under any Loan Document to maintain at the Agent’s Payment Branch an account in Cdn. Dollars and an account in US Dollars, which the Agent shall be entitled to debit with such amounts as are from time to time required to be paid by the Borrower under the Loan Documents, as and when such amounts are due. Without in any way limiting the rights of the Agent pursuant to the foregoing, unless otherwise specifically agreed between the Borrower and the Agent, the Borrower hereby directs the Agent to debit the aforesaid accounts with such amounts as are from time to time required to be paid by the Borrower pursuant to this Agreement.

(2) All payments by the Borrower under any Loan Document, unless otherwise expressly provided in such Loan Document, shall be made to the Agent at the Agent’s Payment Branch, or at such other location as may be agreed upon by the Agent and the Borrower, for the account of the Lenders entitled to such payment, not later than 12:00 noon (Toronto time) for value on the date when due, and shall be made in immediately available funds without set-off or counterclaim.

(3) Unless the Agent shall have been notified by the Borrower not later than 12:00 noon (Toronto time) of the Business Day prior to the date on which any payment to be made by the Borrower under a Loan Document is due that the Borrower does not intend to remit such payment, the Agent shall be entitled to assume that the Borrower has remitted or will remit such payment when so due and the Agent may (but shall not be obliged to), in reliance upon such assumption, make available to each applicable Lender on such payment date such Lender’s share of such assumed payment. If the Borrower does not in fact remit such payment to the Agent as required by such Loan Document, each applicable Lender shall immediately repay to the Agent on demand the amount so made available to such Lender, together with interest on such amount at the Interbank Reference Rate, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid in immediately available funds to the Agent, and the Borrower shall immediately pay to the Agent on demand such amounts as are sufficient to compensate the Agent and the Lenders for all costs and expenses (including, without limitation, any interest paid to lenders of funds without duplication of interest otherwise paid hereunder) which the Agent may sustain in making any such amounts available to the Lenders or which any Lender may sustain in receiving any such amount from, and in repaying any such amount to, the Agent or in compensating the Agent as aforesaid. A certificate of the Agent as to any amounts payable by the Borrower pursuant to the preceding sentence and containing reasonable details of the calculation of such amounts shall be prima facie evidence of the amounts so payable.

(4) If any amount which has been received by the Agent not later than 12:00 noon (Toronto time) on any Business Day as provided above is not paid by the Agent to a Lender on such Business Day as required under this Agreement, the Agent shall immediately pay to such Lender on demand interest on such amount at the Interbank Reference Rate in respect of each day from and including the day such amount was required to be paid by the Agent to such Lender to the day such amount is so paid.

8.02 Netting of Payments

If, on any date, amounts would be due and payable under this Agreement in the same currency by the Borrower to the Lenders, or any one of them, and by the Lenders, or such Lender, to the Borrower, then, on such date, upon notice from the Agent or such Lender stating that netting is to apply to such payments, the obligations of each such party to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by the Borrower to the Lenders, or such Lender, exceeds the aggregate amount that would otherwise have been payable by the Lenders, or such Lender, to the Borrower or vice versa, such obligations shall be replaced by an obligation upon whichever of the Borrower or the Lenders, or such Lender, would have had to pay the larger aggregate amount to pay to the other the excess of the larger aggregate amount over the smaller aggregate amount. For greater certainty, prior to acceleration of repayment pursuant to Section 11.01, this Section 8.02 shall not permit any Lender to exercise a right of set-off, combination or similar right against any amount which the Borrower may have on deposit with such Lender in respect of any amount to which netting is to apply pursuant to this Section 8.02, but shall apply only to determine the net amount to be payable by the Lenders or one of them to the Borrower, or by the Borrower to the Lenders or one of them pursuant to the Loan Documents.

ARTICLE 9 - COVENANTS

9.01 Financial Covenants

So long as this Agreement is in force, the Borrower, on a consolidated basis, will ensure that at all times its Total Debt to EBITDA Ratio is not at any time, in respect to the immediately preceding Four Quarter Period, greater than 2.50:1. For the purposes of calculating the Total Debt to EBITDA Ratio, the Borrower’s EBITDA shall (without duplication) include (i) the EBITDA of each wholly-owned Subsidiary of the Borrower; and (ii) only Distributions made to the Borrower by any non-wholly owned Subsidiary of the Borrower.

9.02 Reporting Requirements

So long as this Agreement is in force, the Borrower shall and shall cause each other Obligor to:

(1) Annual Reports As soon as available and in any event within 120 days after the end of each of the Borrower’s Fiscal Years, cause to be prepared and delivered to the Agent, the annual audited consolidated financial statements of the Borrower including, in each case and without limitation, balance sheet, statement of income and retained earnings and statement of cash flows for such Fiscal Year, accompanied by the Borrower’s comparison to the previous year and the Borrower’s management discussion and analysis (“MD&A”), which, other than MD&A, shall be prepared in accordance with GAAP consistently applied and certified by an officer of the Borrower.

(2) Quarterly Reports As soon as available and in any event within 60 days of the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in each Fiscal Year), cause to be prepared and delivered to the Agent as at the end of such Fiscal Quarter, unaudited financial statements of the Borrower prepared on a consolidated basis, including, in each case and without limitation, balance sheet, statement of income and retained earnings, statement of cash flows for such Fiscal Quarter, accompanied by the Borrower’s comparison to the previous year and MD&A, and a list of all outstanding Hedge Arrangements, which, other than MD&A, shall be prepared in accordance with GAAP consistently applied.

(3) Compliance Certificate Concurrent with the delivery of the financial statements referred to in Sections 9.02(1) and 9.02(2) above, provide the Agent with a Compliance Certificate.

(4) Borrowing Base Certificate (i) Within 20 days of the end of each month in which any Advances are outstanding, and (ii) within 20 days of June 30 and December 31 of each Fiscal Year, furnish to the Agent a Borrowing Base Certificate setting out the calculation of the Borrowing Base as at the last day of the month previously ended.

(5) Annual Business Plan As soon as available and in any event no later than 120 days after the end of the Borrower’s Fiscal Years, furnish to the Agent the annual business plan of the Borrower for the forthcoming Fiscal Year.

(6) Other Information Following the request of a Lender, furnish such other reports or information reasonably requested by a Lender from time to time, including, without limitation, unconsolidated financial statements of any Subsidiary of the Borrower.

(7) Sufficient Copies to Agent Ensure that in complying with this Section 9.02, the Agent is supplied with sufficient quantities of all materials for each of the Lenders and the Agent and wherever possible, that electronic copies are sent which the Agent is then authorized to send electronically to the Lenders.

9.03 Negative Covenants

So long as this Agreement is in force, the Borrower shall not and shall ensure that each Obligor shall not:

(1) No Debt Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt.

(2) No Encumbrances Create, incur, assume or permit to exist any Encumbrance upon any of its Property except Permitted Encumbrances.

ARTICLE 10- SECURITY

10.01 Form of Security

(1) Prior to the Closing Date, as continuing collateral security for the payment and satisfaction of all Obligations of the Borrower to the Agent and the Lenders, the Borrower delivered or caused to be delivered to the Agent for itself and on behalf of the Lenders the following Security:

(a)	a general security agreement from the Borrower in favour of the Agent constituting a first-priority Encumbrance (subject only to Permitted Encumbrances) on all of the present and future Property of the Borrower;

(b)	a securities pledge agreement from the Borrower in favour of the Agent constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all Equity Interests, that it owns from time to time;

(c)	a pledge over shares agreement from the Borrower in favour of the Agent constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all Equity Interests of Luxco that it owns from time to time;

(d)	a guarantee from each Guarantor guaranteeing the due payment and performance to the Agent and the Lenders of all present and future Obligations of the Borrower to the Agent and the Lenders or any one or more of them under the Loan Documents;

(e)	a general security agreement or debenture, as applicable, from each Guarantor in favour of the Agent constituting a first-priority Encumbrance (subject only to Permitted Encumbrances) on all of the present and future Property of such Guarantor;

(f)	a securities pledge agreement from each Guarantor that has a Subsidiary or Subsidiaries in favour of the Agent constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all Equity Interests that it owns from time to time;

(g)	a Cdn.$250,000,000 fixed and floating charge debenture, in registrable form, where applicable, from the Borrower and each Guarantor charging all personal property and all of the freehold and leasehold interests in its lands and premises, the said mortgages and encumbrances to be subject to no prior Encumbrances other than Permitted Encumbrances;

(h)	a Hong Kong law governed guarantee and indemnity agreement from Sierra HK guaranteeing the due payment and performance to the Agent and the Lenders of all present and future Obligations of the Borrower to the Agent and the Lenders or any one or more of them under the Loan Documents; and

(i)	a Hong Kong law governed general security deed from Sierra HK in favour of the Agent constituting a first-priority Encumbrance (subject only to Permitted Encumbrances) on all of the present and future Property of Sierra HK.

(2) On the Closing Date, as continuing and collateral security for the payment and satisfaction of all Obligations of the Borrower to the Agent and the Lenders, the Borrower shall deliver or cause to be delivered to the Agent for itself and on behalf of the Lenders an acknowledgement and confirmation agreement from each applicable Obligor relating among other things, to the continuing effect of the Security (including each guarantee delivered by an Obligor) previously delivered by it.

10.02 Insurance

The Borrower and each Guarantor or the appropriate Person if blanket insurance policies are held, will cause the Agent to be shown as a loss payee and additional insured with respect to all insurance on the Property of the Borrower and each Guarantor.

10.03 After Acquired Property and Further Assurances

Each Obligor shall from time to time and, at the request of the Agent, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge in connection with any of its Property, whether now existing or acquired by any Obligor after the date hereof and intended to be subject to the security interests created hereby including any insurance thereon. Notwithstanding any provision in any Loan Document to the contrary, the Obligors shall only be required to deliver certificates representing additional Equity Interests acquired by an Obligor after the Closing Date if reasonably requested by the Agent.

10.04 Application of Proceeds of Security

Each of the Lenders acknowledges that the Agent holds the Security to secure the Obligations and upon the occurrence of an acceleration of Obligations under Section 11.01, shall distribute the proceeds of realization in accordance with Section 11.10.

10.05 Security Charging Real Property

Notwithstanding anything to the contrary contained in any Loan Document, to the extent that the charges and security interests created by the Security charge real property or any interest therein such charges and security interests shall secure interest after the occurrence of an Event of Default at the same rates as those in effect prior to such occurrence.

ARTICLE 11 - DEFAULT

11.01 Acceleration and Termination of Rights

If any Event of Default shall occur and be continuing, all Obligations become immediately due and payable at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Obligor. In such event a Lender or the Agent on behalf of the Lenders may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor authorized or permitted by law for the recovery of all the Obligations of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the Security and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

11.02 Payment of Bankers’ Acceptances and Letters of Credit

If the Borrower does not pay to the Agent for the account of the Lenders the principal amount of any unmatured Bankers’ Acceptance or BA Equivalent Note or the face amount of any unexpired Letter of Credit required to be paid pursuant to Section 11.01, the Agent on behalf of the Lenders shall have the option at any time without notice to the Borrower to give notice to the Lenders to make an Advance to the Borrower equal to the principal amount of all unmatured Bankers’ Acceptances or BA Equivalent Notes and the face amount of all unexpired Letters of Credit. The proceeds of such Advance shall be held by the Agent in a non-interest bearing cash collateral account for the benefit of the Borrower and shall be applied in payment of such Bankers’ Acceptances or BA Equivalent Notes as they mature and such Letters of Credit if payment is required thereunder or otherwise as the Agent may require. The Borrower shall execute and deliver as security for such Advance all such security as the Lenders may deem necessary or advisable including, without limitation, an assignment of credit balance in respect of such cash collateral account.

11.03 Remedies Cumulative and Waivers

(1) For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lenders and the Agent hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Loan Document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

(2) The Agent and the Lenders are not under any obligation to the Obligors or any other Person to realize upon any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. Neither the Agent nor the

Lenders are responsible or liable to the Obligors or any other Person for any loss or damage arising from such realization or enforcement or the failure to do so or for any act or omission on their respective parts or on the part of any director, officer, employee, agent or adviser of any of them in connection with any of the foregoing.

11.04 Termination of Lenders’ Obligations

The occurrence of an Event of Default shall relieve the Lenders of all obligations to provide any further Advances hereunder whether by rollover, conversion or otherwise, by way of Bankers’ Acceptances (and BA Equivalent Notes), LIBOR Advances or Letters of Credit; provided that the foregoing shall not prevent the Lenders from disbursing money hereunder in reduction of then outstanding Bankers’ Acceptances and Letters of Credit. For greater certainty any such Advances shall be at the sole discretion of the Lenders. The Agent may reallocate all Advances pro rata among the Lenders in such manner as the Agent determines is equitable.

11.05 Saving

The Lenders shall not be under any obligation to the Borrower or any other Person to realize any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. The Lenders shall not be responsible or liable to the Obligors or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the collateral or any part thereof or the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that a Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or gross negligence of that Lender.

11.06 Perform Obligations

If an Event of Default has occurred and is continuing and if the Borrower has failed to perform any of its covenants or agreements in the Loan Documents, a Lender, may, but shall be under no obligation to, instruct the Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by such Lender without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Agent and the Lenders in respect of the foregoing shall be an Obligation and shall be secured by the Security.

11.07 Third Parties

No Person dealing with the Lenders or any agent of the Lenders shall be required to inquire whether the Security has become enforceable, or whether the powers which the Lenders or the Agent are purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

11.08 Set-Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under applicable law, if repayment is accelerated pursuant to Section 11.01, the Lenders, or any of them, may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Lenders, or any of them, to or for the credit of or the account of the Borrower, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

11.09 Realization of Security

Each of the Lenders acknowledges that the Agent holds the Security to secure the Obligations and upon the event of the occurrence of an Event of Default, the Agent shall act on the written instructions of a Lender as provided in this Agreement and shall distribute the net sale proceeds of realization of the Security to the Lenders in accordance with their Proportionate Share of the Obligations and in accordance with Section 11.10.

11.10 Application of Payments

Notwithstanding any other provision of this Agreement, the proceeds of realization of the Security or any portion thereof shall be distributed in the following order:

(i)	first, in payment of all costs and expenses incurred by the Agent in connection with such realization, including legal, accounting and receivers’ fees and disbursements;

(ii)	second, in payment of all costs and expenses incurred by the Lenders in connection with such realization, including legal, accounting and receivers’ fees and disbursements;

(iii)	third, against the Obligations to each Lender (but with respect to Hedge Arrangements, limited to Qualifying Hedge Arrangements) in accordance with its Proportionate Share;

(iv)	fourth, against all other Obligations owing to the Lenders pursuant to Hedge Arrangements that were not paid in Section (iii) above to each Lender based on the amount owing to such Lender divided by the aggregate amount owing to all Lenders; and

(v)	fifth, if all Obligations of the Borrowers listed above have been paid and satisfied in full, any surplus proceeds of realization shall be paid to the applicable Borrower unless otherwise required in accordance with Applicable Law.

ARTICLE 12- THE AGENT AND THE LENDERS

12.01 Payments by the Borrower

(1) Prior to an Event of Default that is continuing, all payments made by or on behalf of the Borrower pursuant to this Agreement will be made to and received by the Agent on behalf of the Lenders and will be distributed by the Agent to the Lenders as soon as possible upon receipt by the Agent. Subject to Sections 8.02 and 11.10, the Agent will distribute to the Lenders in accordance with each Lender’s Proportionate Share:

(a)	payments of interest;

(b)	costs and expenses;

(c)	repayments of principal;

(d)	prepayments of principal;

(e)	amounts received by the exercise of any right of set-off, consolidation of accounts, or by counterclaim or cross-action; and

(f)	all other payments received by the Agent.

(2) Notwithstanding the foregoing, any such distribution that would otherwise be made pursuant to Section 12.01(1)(c) or (d) on account of any outstanding Bankers’ Acceptances or BA Equivalent Notes will be set aside in a separate collateral account for the primary benefit of the Lenders who have issued such Bankers’ Acceptances or BA Equivalent Notes (and for the secondary benefit of the Lenders in respect of other Obligations) until and to the extent that such Obligations become matured and not contingent, at which time such distributions will be made to the Lenders for whose primary benefit such amounts are held, at which time such application will be made in accordance with Section 12.01(1)(c) or (d).

12.02 Knowledge and Required Action

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default (other than the non-payment of any principal, interest or other amount to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or the Borrower specifying such Event of Default and stating that such notice is given pursuant to this Section. In the event that the Agent receives such a notice, it shall give prompt notice thereof to the Lenders, and shall also give prompt notice to the Lenders of each non-payment of any amount required to be paid to the Agent for the account of the Lenders. The Agent shall, subject to Section 12.03 take such action with respect to such Event of Default as shall be directed by the Lenders in accordance with this Article 12 provided that, unless and until the Agent shall have received such direction the Agent may, but shall not be obliged to, take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Lenders; and provided further that the Agent in any case shall not be required to take any such action which it determines to be contrary to the Loan Documents or to any Applicable Law.

12.03 Request for Instructions

The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which, by the terms of any of the Loan Documents, the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any such action or to withhold any such approval and shall not be under any liability whatsoever as a result thereof until it shall have received such instructions from the Lenders. No Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with instructions from the Lenders. The Agent shall in all cases be fully justified in failing or refusing to take or continue any action under the Loan Documents unless it shall have received further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 7.5 of Schedule AA against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action, and unless it shall be secured in respect thereof as it may deem appropriate.

12.04 Actions by Lenders

(1) Any consent, approval (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders under any of the Loan Documents may be obtained by an instrument in writing signed in one or more counterparts by the Majority Lenders, or where required by Section 12.04(3) all of the Lenders or affected Lenders, as the case may be, (which instrument in writing, for greater certainty, may be delivered by facsimile or other electronic means of communication); provided that, nothing in this Section 12.04 shall prevent a Lender from instructing the Agent to demand repayment of all Obligations in accordance with Section 7.01 and upon such instructions the Agent shall demand on the Borrower repayment of all Obligations.

(2) Any consent, approval (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders hereunder may also be included in a resolution that is submitted to a meeting or adjourned meeting of the Lenders duly called and held for the purpose of considering the same as hereinafter provided and shall be deemed to have been obtained if such resolution is passed by the affirmative vote of not less than 66 2/3% (or 100% in the event that there are fewer than five (5) Lenders) of the votes given on a poll of the Lenders with respect to such resolution. A meeting of Lenders may be called by the Agent and shall be called by the Agent upon the request of any two Lenders. Every such meeting shall be held in the City of Toronto or at such other reasonable place as the Agent may approve. At least seven (7) days’ notice of the time and place of any such meeting shall be given to the Lenders and shall include or be accompanied by a draft of the resolutions to be submitted to such meeting, but the notice may state that such draft is subject to amendment at the meeting or any adjournment thereof. The Lenders who are present in person or by proxy at the time and place specified in the notice shall constitute a quorum. A person nominated in writing by the Agent shall be chairman of the meeting. Lenders representing no less than 60% of the outstanding Advances must be present at a meeting or adjourned meeting. Upon every poll taken at any such meeting every Lender who is present in person or represented by a proxy duly appointed in writing (who need not be a Lender) shall be entitled to one vote in respect of each $1 of its Commitment. In respect of all matters concerning the convening, holding and adjourning of Lenders’ meetings, the form, execution and deposit of instruments appointing proxies and all other relevant matters, the Agent may from time to time make such reasonable regulations not inconsistent with this subsection 12.04(2) as it shall deem expedient and any regulations so made by the Agent shall be binding upon the Borrower, the Agent and the Lenders.

(3) Notwithstanding subsection 12.04(1), without the consent of all the Lenders the Agent may not take the following actions:

(a)	amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Revolving Facility, reduce the fees payable, reduce interest rates or other amounts payable with respect to the Revolving Facility, extend any date fixed for payment of principal, interest or other amounts payable relating to the Revolving Facility, extend the repayment dates of the Revolving Facility, change the definition of Majority Lenders or Applicable Margin;

(b)	amend, modify, discharge, terminate or waive any of the Security (which, for certainty, includes guarantees) if the effect is to release a material part of the Property subject thereto otherwise than pursuant to the terms hereof or thereof; or

(c)	amend this Section 12.04(3).

(4) An instrument in writing from the Majority Lenders (any such instrument in writing being an “Approval Instrument”) shall (subject to the terms of Section 12.04(3)) be binding upon all of the Lenders, and the Agent (subject to the provisions for its indemnity contained in this Agreement) shall be bound to give effect thereto accordingly. For greater certainty, to the extent so authorized in the Approval Instrument, the Agent shall be entitled (but not obligated) to execute and deliver on behalf of the Agent and all of the Lenders, without the requirement for the execution by any other Lender or Lenders, any consents, waivers, documents or instruments (including without limitation any amendment to any of the Loan Documents) necessary or advisable in the opinion of the Agent to give effect to the matters approved by the Majority Lenders or all of the Lenders, as the case may be, in any Approval Instrument.

12.05 Provisions for Benefit of Lenders Only

The provisions of this Article 12, other than this Section 12.05 and the rights of the Borrower to receive notice as specified in this Article 12 relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Obligors shall not have any rights under or be entitled to rely for any purposes upon such provisions.

12.06 Payments by Agent

(1) For greater certainty, the following provisions shall apply to any and all payments made by the Agent to the Lenders hereunder:

(a)	the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(b)	if the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, then subject to Section 8.02 the Agent shall have no obligation to remit to each Lender any amount other than such Lender’s Proportionate Share of that amount which is the amount actually received by the Agent;

(c)	if any Lender advances more or less than its Proportionate Share of the Revolving Facility, such Lender’s entitlement to such payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(d)	the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall, in the absence of manifest error, be binding and conclusive;

(e)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein; and

(f)	all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set forth in the signature pages on this Agreement or on the applicable Assignment and Assumption unless notice to the contrary is received by the Agent from such Lender.

(2) Unless the Agent has actual knowledge that the Borrower has not made or will not make a payment to the Agent for value on the date in respect of which the Borrower has notified the Agent that the payment will be made and except to the extent that the Agent has received notice under Section 8.02, the Agent shall be entitled to assume that such payment has been or will be received from the Borrower when due and the Agent may (but shall not be obliged to), in reliance upon such assumption, pay the Lenders corresponding amounts. If the payment by the Borrower is in fact not received by the Agent on the required date and the Agent has made available corresponding amounts to the Lenders, the Borrower shall, without limiting its other obligations under this Agreement, indemnify the Agent against any and all liabilities, obligations, losses (other than loss of profit), damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Agent as a result. A certificate of the Agent with respect to any amount owing by the Borrower under this Section shall be prima facie evidence of the amount owing in the absence of manifest error.

12.07 Acknowledgements, Representations and Covenants of Lenders

(1) Each Lender represents and warrants that it has the legal capacity to enter into this Agreement pursuant to its charter and any applicable legislation and has not violated its charter, constating documents or any applicable legislation by so doing.

(2) Each of the Lenders acknowledges and confirms that in the event that the Agent does not receive payment in accordance with this Agreement, it shall not be the obligation of the Agent to maintain the Revolving Facility in good standing nor shall any Lender have recourse to the Agent in respect of any amounts owing to such Lender under this Agreement.

(3) Each Lender acknowledges and agrees that its obligation to advance its

Proportionate Share of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.

(4) Each Lender hereby acknowledges receipt of a copy of this Agreement and acknowledges that it is satisfied with the form and content of such documents.

(5) Except to the extent recovered by the Agent from the Borrower, promptly following demand therefor, each Lender shall pay to the Agent an amount equal to such Lender’s Proportionate Share of any and all reasonable costs, expenses, claims, losses and liabilities incurred by the Agent in connection with this Agreement except for those incurred by reason of the Agent’s negligence or wilful misconduct.

(6) Each Lender shall respond promptly to each request by the Agent for the consent of such Lender required hereunder.

(7) Each Lender that assigns all or a portion of its rights and obligations under this Agreement shall pay to the Agent a processing and recordation fee of $3,500 with respect to each such assignment in accordance with Section 10(b)(vi) of Schedule AA.

12.08 Rights of Agent

(1) In administering the Revolving Facility, the Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Borrower, such solicitors, counsel, auditors and other experts and agents as the Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Lenders.

(2) The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisors selected by it. The Agent may also assume that any representation made by the Borrower is true and that no Event of Default has occurred unless the officers or employees of the Lender acting as Agent, active in their capacity as officers or employees responsible for the Borrower’s account, have received notice to the contrary from any other party to this Agreement.

(3) Except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the assets which are the subject matter of the Security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

(4) The Agent may round an individual Lender’s Proportionate Share of any Advance to the nearest $1,000 in Canadian Dollars or United States Dollars, as the case may be.

(5) The Agent shall be entitled to scan and provide by email to the Lenders all financial information it receives from the Borrower pursuant to Section 9.02.

ARTICLE 13—GENERAL

13.01 Exchange and Confidentiality of Information

The Borrower authorizes and consents to the reproduction, disclosure and use by the Agent and Lenders of information about the Borrower (including, without limitation, the Borrower’s name and any identifying logos) and the transactions herein contemplated to enable the Agent and/or the Lenders to publish promotional “tombstones” and other forms of notices of the transactions contemplated herein in any manner and in any media (including, without limitation, brochures) although such disclosure shall not reference the purchase price and the use of such information shall be subject to the prior approval of the Borrower acting reasonably. The Borrower acknowledges and agrees that the Agent or any Lender shall be entitled to determine, in its discretion, whether to use such information, that no compensation will be payable by the Agent or any Lender resulting therefrom, and that the Agent and the Lender shall have no liability whatsoever to the Borrower or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information in accordance with the terms hereof.

13.02 Nature of Obligations under this Agreement

(1) The obligations of each Lender and of the Agent under this Agreement are several and not joint and several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

(2) Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

13.03 Addresses, Etc. for Notices

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by facsimile or other electronic means of communication addressed to the respective parties as follows:

To the Borrower:

Sierra Wireless, Inc. 13811 Wireless Way
Richmond, British Columbia
V6V 3A4
Attention: Chief Financial Officer
Facsimile No. (604) 233-1103

with a copy to:

Blake, Cassels & Graydon LLP 595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, British Columbia
V7X 1L3
Attention: Jocelyn M. Kelley
Facsimile No. 604-631-3309

To the Agent:

(a) For Drawdowns, Rollovers, Conversions and Repayments:

The Toronto-Dominion Bank, as Agent 222 Bay Street, 15th Floor
Toronto, Ontario
M5K 1A2

Attention: Vice President, Loan Syndications – Agency
Facsimile No. 416-982-5535

(b) For all other notices:

The Toronto-Dominion Bank, as Agent
TD Bank Tower 66 Wellington Street West, 9th Floor
Toronto, Ontario M5K 1A2
Attention: Vice President, Loan Syndications – Agency
Facsimile No. 416-944-6976

in the case of any Lender or the Agent, with a copy to:

McCarthy Tétrault LLP
Suite 5300
Toronto Dominion Bank Tower
Toronto, Ontario
M5K 1E6
Attention: Justin Lapedus
Facsimile: (416) 868-0673

or to such other address or facsimile number as any party may from time to time notify the others in accordance with this Section 13.03. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by telex or other electronic means of communication, on the first Business Day following the transmittal thereof.

13.04 Governing Law and Submission to Jurisdiction

British Columbia is the Province for the purpose of Sections 11(a) and (b) of Schedule AA.

13.05 Judgement Currency

(1) If for the purpose of obtaining or enforcing judgment against the Borrower or any Obligor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 13.05 referred to as the “Judgement Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of British Columbia or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 13.05(1)(b) being hereinafter in this Section 13.05 referred to as the “Judgement Conversion Date”).

(2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 13.05(1)(b), there is a change in the rate of exchange prevailing between the Judgement Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgement Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgement Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgement Conversion Date.

(3) Any amount due from the Borrower under the provisions of Section 13.05(2) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(4) The term “rate of exchange” in this Section 13.05 means the noon rate of exchange based on Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgement Currency published or quoted by the Bank of Canada for the day in question, or if such rate is not so published or quoted by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgement Currency.

13.06 Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective permitted successors and permitted assigns.

13.07 Survival

The provisions of Section 9 of Schedule AA shall survive the repayment of all Advances, whether on account of principal, interest or fees, and the termination of this Agreement, unless a specific release of such provisions by the Agent, on behalf of the Lenders, is delivered to the Borrower.

13.08 Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.09 Whole Agreement

This Agreement amends and restates the Second Amended and Restated Credit Agreement and together with all other Loan Documents constitute the entire agreement between the parties to this Agreement with respect to the Revolving Facility and the other matters contemplated in this Agreement as of the date of this Agreement, and supersedes the Second Amended and Restated Credit Agreement and all other negotiations and discussions, whether oral or written, with respect to the Revolving Facility. Nothing in this Agreement shall constitute a release or novation of any indebtedness outstanding under the Second Amended and Restated Credit Agreement and all Advances outstanding under the Second Amended and Restated Credit Agreement shall continue as Advances outstanding under this Agreement.

13.10 Further Assurances

The Borrower shall provide and shall cause the Obligors to provide the Agent and the Lenders with such other documents, opinions, consents, acknowledgements and agreements as are within their control and reasonably necessary to implement this Agreement or the other Loan Documents from time to time.

13.11 Time of the Essence

Time shall be of the essence of this Agreement.

13.12 Execution by Fax, Electronic Transmission and Counterparts

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile, PDF or other electronic transmission, and any signature contained hereon by facsimile, PDF or other electronic transmission shall be deemed to be equivalent to an original signature for all purposes.

13.13 Hypothecary Representation (Fondé de Pouvoir)

Without limiting the powers of the Agent pursuant to the terms hereof or of the Loan Documents, for the purposes of holding any Encumbrances granted by an Obligor under the laws of the Province of Quebec pursuant to the Security Documents, the Lenders hereby acknowledge that the Agent shall be and act as the hypothecary representative (fondé de pouvoir) of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Quebec (the “hypothecary representative”) and in particular for all present and future holders of any bond issued by any Obligor to the Agent and secured by a hypothec granted by such Obligor pursuant to the laws of the Province of Quebec. Each Lender therefore appoints, to the extent necessary, the Agent as its hypothecary representative (fondé de pouvoir) to hold the Encumbrances created pursuant to such Security Documents in order to secure the Obligations. By executing an Assignment and Assumption Agreement, each Eligible Assignee shall be deemed to ratify the appointment of the Agent as the hypothecary representative of such Eligible Assignee. The Agent accepts to act as hypothecary representative of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Quebec.

13.14 Anti-Money Laundering Legislation

(1) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2) If the Agent have ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Agent:

(a)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(b)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agents have no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

BORROWER:

SIERRA WIRELESS, INC.

By:	/s/ David McLennan
Name: David McLennan
Title: CFO

By:
Name:
Title:

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

AGENT:

THE TORONTO-DOMINION BANK, as
Agent

By:	/s/ Feroz Haq
Name: Feroz Haq
Title: Director, Loan Syndications—Agency

By:
Name:
Title:

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

LENDERS:

THE TORONTO-DOMINION BANK, as a
Lender and as Issuing Bank

By:	/s/ Matthew Hendel
Name: Matthew Hendel
Title: Managing Director

By:	/s/ Ben Montgomery
Name: Ben Montgomery
Title: Director

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Raj Ahuja
Name: Raj Ahuja
Title: Authorized Signatory

By:	/s/ Timothy Samis
Name: Timothy Samis
Title: AUTHORIZED SIGNATORY

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE AA

MODEL CREDIT AGREEMENT PROVISIONS

- See Attached -

SCHEDULE AA

MODEL CREDIT AGREEMENT PROVISIONS

1. Definitions

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Agent, in substantially the form of Exhibit A or any other form approved by the Agent.

“Basel III” means (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (ii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

“Eligible Assignee” means any Person (other than a natural person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section 10(b) has been obtained.

“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Issuing Bank” means the Person named elsewhere in this Agreement as the issuer of Letters of Credit on the basis that it is “fronting” for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit. For greater certainty, where the context requires, references to “Lenders” in these Provisions include the Issuing Bank.

“Obligors” means, collectively, the Borrower and each of the guarantors of the Borrower’s obligations that are identified elsewhere in this Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 10(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Provisions” means these model credit agreement provisions.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

2. Terms Generally

(1) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(2) If there is any conflict or inconsistency between these Provisions and the other terms of this Agreement, the other terms of this Agreement shall govern to the extent necessary to resolve the conflict or inconsistency.

3. Yield Protection

3.1 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 3.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender, or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

Notwithstanding anything contained in this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, regulations, guidelines or directives whether concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed a “Change in Law” regardless of the date enacted, adopted, applied or issued.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph

(a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

3.2 Taxes

(a) Payments Subject to Taxes. If any Obligor, the Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under Applicable Law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Treatment of Certain Refunds and Tax Reductions. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Obligor as applicable, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

3.3 Mitigation Obligations: Replacement of Lenders

(a) Designation of a Different Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 , then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, if any Lender’s obligations are suspended pursuant to Section 3.4 or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon 10 days’ notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower pays the Agent the assignment fee specified in Section 10(b)(vi);

(ii) the assigning Lender receives payment of an amount equal to the outstanding principal of its Advances and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.4 Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Advances, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.5 Inability to Determine Rates Etc.

If the Majority Lenders determine that for any reason a market for bankers’ acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under this Agreement with respect to bankers’ acceptances, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the Borrower’s right to request the acceptance of bankers’ acceptances shall be and remain suspended until the Majority Lenders determine and the Agent notifies the Borrower and each Lender that the condition causing such determination no longer exists. If the Majority Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of US Base Rate Loans in the amount specified therein.

4. Right of Setoff

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 4, it shall share the benefit received in accordance with Section 5 as if the benefit had been received by the Lender of which it is an Affiliate.

5. Sharing of Payments by Lenders

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Advances and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participation in disbursements under Letters of Credit to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section shall apply); and

(iii) the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Encumbrance or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to an Obligor upon the termination of Hedge Arrangements entered into between the Obligor and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

6. Agent’s Clawback

(a) Funding by Lenders: Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Agent such Lender’s share of such advance, the Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Agent, then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on Interbank compensation. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Advance included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Agent.

(b) Payments by Borrower: Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on Interbank compensation.

7. Agency

7.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Agent to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

7.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Agent and without any duty to account to the Lenders.

7.3 Exculpatory Provisions

(1) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

(2) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrower or a Lender.

(3) Except as otherwise expressly specified in this Agreement the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

7.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5 Indemnification of Agent. Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Proportionate Share (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent’s gross negligence or wilful misconduct.

7.6 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Agent shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

7.7 Replacement of Agent

(1) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right in consultation with the Borrower, to appoint a successor, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Vancouver, British Columbia, or an Affiliate of any such Lender with an office in Toronto or Vancouver. The Agent may also be removed at any time by the Majority Lenders upon 30 days’ notice to the Agent and the Borrower as long as the Majority Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Vancouver, or an Affiliate of any such Lender with an office in Toronto or Vancouver.

(2) If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications specified in Section 7.7(1), provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in the preceding paragraph.

(3) Upon a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Agent, the provisions of this Section 7 and of Section 9 shall continue in effect for the benefit of such former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

7.8 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.9 Collective Action of the Lenders. Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

7.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

8. Notices: Effectiveness; Electronic Communication

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender of Advances to be made or Letters of Credit to be issued if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

9. Expenses; Indemnity; Damage Waiver

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation; negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout restructuring or negotiations in respect of such Advances or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any subagent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 3.1, 3.2 and 9(a).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such subagent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Proportionate Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

(d) Waiver of Consequential Damages. To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Agent or a Lender setting forth the amount or amounts owing to the Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

10. Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations, hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section. (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that:

(i) except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advance of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Facility unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower, otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned; except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(iii) any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

(iv) any assignment must be approved by the Agent (such approval not to be unreasonably withheld or delayed) unless:

(x) in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,

(y) no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or

(z) the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s Investor Services Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(v) any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or a Default has occurred and is continuing; and

(vi) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption; together with a processing and recordation fee in an amount specified elsewhere in this Agreement and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 9, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

(c) Register. The Agent shall maintain at one of its offices in Toronto, Ontario or Vancouver, British Columbia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of such Lenders rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 as though it were a Lender, provided such Participant agrees to be subject to Section 5 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 and 3.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province specified elsewhere in this Agreement and the laws of Canada applicable in that Province.

(b) Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province specified elsewhere in this Agreement, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12. WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A)

CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13. Counterparts; Integration; Effectiveness; Electronic Execution

(a) Counterparts; Integration; Effectiveness: This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its

Uniform Electronic Evidence Act, as the case may be.

14. Treatment of Certain Information; Confidentiality

(1) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, Hedge Arrangement, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to the Agent or any Lender on a non-confidential basis from a source other than an Obligor.

(2) For purposes of this Section, “Information” means all information received in connection with this

Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers.

(3) In addition, and notwithstanding anything herein to the contrary, the Agent may provide the information described on Exhibit B concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [insert name of Assignor] (the “Assignor”) and [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered, pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrower(s):

4.	Agent: , as the administrative agent under the Credit Agreement

5.	Credit Agreement: [The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Agent], as Agent, and the other agents parties thereto]

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment / Advances for all Lenders[3]	Amount of Commitment / Advances Assigned[3]	Percentage Assigned of Commitment / Advances[4]	CUSIP Number
	$	$	%

1	Select as applicable.
2	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” Term Advance Commitment,” etc.)
3	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

$	$	%
$	$	%

7.	[Trade Date:	][5]

8. Each Lender expressly reserves the rights, powers, privileges, undertakings and actions that it enjoys under any Security Document governed by French law in favour of its assignees, transferees or, as the case may be, its successors, in accordance with the provisions of article 1278 et seq. of the French Civil Code.

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date

Effective Date:                    , 20         [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted:
[NAME OF AGENT], as
Agent

By:
Title:

[Consented to:][7]
[NAME OF RELEVANT PARTY]

By:
Title:

6	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
7	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

[                         ]1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document2, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section          thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments

From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute on instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This

1	Describe Credit Agreement at option of Agent.
2	The term “Loan Document” should be conformed to the term used in the Credit Agreement.

Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

EXHIBIT B

LOAN MARKET DATA TEMPLATE

Recommended Data Fields – At Close

The items highlighted in bold are those that Loan Pricing Corporation (LPC) deem essential. The remaining items are those that LPC has seen become more prominent over time as transparency has increased in the U.S. Loan Market.

Company Level	Deal Specific	Facility Specific
Issuer Name	Currency/Amount	Currency/Amount
Location	Date	Type
SIC (Cdn)	Purpose	Purpose
Identification Number(s)	Sponsor	Tenor
Revenue	Financial Covenants	Term Out Option
Expiration Date
	Target Company	Facility Signing Date
*Measurement of Risk	Assignment Language	Pricing
S&P Sr. Debt	Law Firms	Base Rate(s)/Spread(s) /
BA/LIBOR
S&P Issuer	MAC Clause	Initial Pricing Level
Moody’s Sr. Debt	Springing lien	Pricing Grid (tied to, levels)
Moody’s Issuer	Cash Dominion	Grid Effective Date
Fitch Sr. Debt	Mandatory Prepays	Fees
Fitch Issuer	Restrct’d Payments (Neg	Participation Fee (tiered also)
Covs)
S&P Implied (internal assessment)	Other Restrictions	Commitment Fee
DBRS
Other Ratings		Annual fee
*Industry Classification		Utilization Fee
Moody’s Industry		LC Fee(s)
S&P Industry		BA Fee
Parent		Prepayment Fee
Financial Ratios		Other Fees to Market
Security
Secured/Unsecured
Collateral and Seniority of Claim
Collateral Value
Guarantors
Lenders Names/Titles
Lender Commitment ($)
Committed/Uncommitted
Distribution method
Amortization Schedule
Borrowing Base/Advance Rates
New Money Amount
Country of Syndication
Facility Rating (Loss given default)
S&P Bank Loan
Moody’s Bank Loan
Fitch Bank Loan
DBRS

Company Level	Deal Specific	Facility Specific
Other Ratings

*	These items would be considered useful to capture from an analytical perspective.

SCHEDULE A

LENDERS AND COMMITMENTS

Lender	Revolving Facility
The Toronto-Dominion Bank	$5,000,000
Canadian Imperial Bank of Commerce	$5,000,000
Total	$10,000,000

SCHEDULE B

NOTICE OF REQUEST FOR ADVANCE

TO:	The Toronto-Dominion Bank, as Agent
222 Bay Street, 15th Floor
Toronto, Ontario
M5K 1A2

	Attention:	Vice President Loan Syndications—Agency
	Fax:	(416) 982-5535

FROM:	Sierra Wireless, Inc. (the “Borrower”)

RE:	Third Amended and Restated Credit Agreement dated as of May 30, 2017 (as amended, modified, revised, restated or replaced from time to time, the “Credit Agreement”), made between the Borrower, the Agent and the Lenders (as defined therein) and other financial institutions specified therein
DATE:	•, 20•

1.	This notice of request for Advance is delivered to you, as Agent, pursuant to the Credit Agreement. All defined terms set forth, but not otherwise defined, in this notice shall have the respective meanings set forth in the Credit Agreement, unless the context requires otherwise.

2.	The Borrower hereby requests an Advance as follows:

	(a)	Date of Advance:

	(b)	Applicable Credit:

	Revolving Facility			Advance Amount Cdn.$
	Revolving Facility			Advance Amount US$

Type and Amount of Advances (check appropriate boxes)

Amount
		( )	Prime Rate Advance:	Cdn.$
		( )	US Base Rate Advance:	US$

( )	Bankers’ Acceptances (BA Equivalent Notes):
		Amount	Term in Months	Rollover Amount
	Cdn.$			Cdn.$

( )	LIBO Rate Loan:
		Amount	Term in Months	Rollover Amount
	US$			US$

( )	Letter of Credit:
		Amount	Expiry Date
Cdn.$
US$

Total Cdn.$
Total US$

3.	If Rollover or Conversion of another Advance, provide details of other Advance:

	(a)	Type:

	(b)	Amount:

	(c)	Maturity Date:

4.

All of the covenants of the Obligors required by the Credit Agreement and all other terms and conditions contained in the Credit Agreement that have not been waived in writing by or on behalf of the Lenders have been fully complied with by the Obligors.

SIERRA WIRELESS, INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE C

REPAYMENT NOTICE

TO:	The Toronto-Dominion Bank, as Agent
222 Bay Street, 15th Floor
Toronto, Ontario
M5K 1A2

	Attention:	Vice President Loan Syndications—Agency
	Fax:	(416) 982-5535

FROM:	Sierra Wireless, Inc. (the “Borrower”)

RE:	Third Amended and Restated Credit Agreement dated as of May 30, 2017 (as amended, modified, revised, restated or replaced from time to time, the “Credit Agreement”), made between the Borrower, the Agent and the Lenders (as defined therein) and other financial institutions specified therein

DATE:	•

1.	This notice of request for repayment is delivered to you, as Agent, pursuant to the Credit Agreement. All defined terms set forth, but not otherwise defined, in this notice shall have the respective meanings set forth in the Credit Agreement, unless the context requires otherwise.

2.	The undersigned hereby gives you notice of a repayment as follows:

(a)	Date of Repayment:

(b)	Advance Type:

(c)	Principal Amount:

(d)	Credit Facility: Revolving Facility

SIERRA WIRELESS, INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE D

COMPLIANCE CERTIFICATE

TO:	The Toronto-Dominion Bank, as Agent
222 Bay Street, 15th Floor
Toronto, Ontario
M5K 1A2

	Attention:	Vice President Loan Syndications—Agency
	Fax:	(416) 982-5535

FROM:	Sierra Wireless, Inc. (the “Borrower”)

RE:	Third Amended and Restated Credit Agreement dated as of May 30, 2017 (as amended, modified, revised, restated or replaced from time to time, the “Credit Agreement”), made between the Borrower, the Agent and the Lenders (as defined therein) and other financial institutions specified therein
DATE:	•

The undersigned, the • of the Borrower, hereby certifies, in that capacity and without personal liability, that:

1.	I have read and am familiar with the provisions of the Credit Agreement and have made such examinations and investigations, including a review of the applicable books and records of the Borrower as are necessary to enable me to express an informed opinion as to the matters set out herein. Unless otherwise defined herein terms used herein have the meanings ascribed thereto in the Credit Agreement.

2.	I have made or caused to be made such examinations or investigations as are, in my opinion, necessary to furnish this Certificate, and I have furnished this Certificate with the intent that it may be relied upon by the Agent and the Lenders as a basis for determining compliance by the Borrower with its covenants and obligations under the Credit Agreement and the other Loan Documents as of the date of this Certificate.

3.	The representations and warranties contained in each of the Loan Documents are true and correct on the date of this Certificate with reference to facts subsisting on such date, with the same effect as if made on such date except for those representations and warranties which speak to a specific date which shall be true as of such date except .

4.	All of the covenants of the Obligors required by the Credit Agreement and all other terms and conditions contained in the Credit Agreement that have not been waived in writing by or on behalf of the Lenders have been fully complied with by the Obligors.

5.	For the most recently completed Fiscal Quarter, set forth on Schedule I attached hereto are all patents, trademarks or industrial designs which have been registered or in respect of which an application has been made.

6.	The attached financial statements for the [Fiscal Quarter/Fiscal Year] ending [insert date] fairly present in all material respects the information contained in such financial statements, and such financial statements, and all calculations of financial covenants and presentation of financial information in this Certificate and the Appendices to this Certificate, have been prepared in accordance with GAAP.

7.	As of • (the “Computation Date”):

(a)	The Total Debt to EBITDA Ratio was •:1, calculated as follows:

(i)	Total Debt [Borrower to break down
	Total Debt in attached Schedule II]		$•

(ii)	Net Income		$•

(iii)	increased by the sum of the following amounts (without duplication) to the extent that such amounts were deducted in the calculation of Net Income for such period:

	A.	Interest Expense	$•

	B.	Income Tax Expense	$•

	C.	Depreciation Expense	$•

	D.	Non-cash stock compensation for such period	$•

	A + B + C + D =		$•

(iv)	decreased or increased by the sum of extraordinary,
unusual or non-cash, non-recurring item, to the extent
included in Net Income for the applicable
	period		$•

For greater certainty, (i) any costs that the Borrower has to expense as a result of changes in accounting rules under GAAP for acquisitions and (ii) any foreign exchange non-cash gains or losses, shall not be included for the purposes of calculating
EBITDA.

	(v)	(ii) + (iii) [+/–] (iv) [EBITDA]	$•

	(vi)	(i) divided by (v)	•:1

The maximum Total Debt to EBITDA Ratio pursuant to Section 9.01 of the Credit Agreement on the Computation Date was 2.50:1.

(b)	Based	on the Total Debt to EBITDA Ratio, the	Applicable Margin	will
[increase/decrease/remain unchanged] at level • effective on •, 20••.

8.	Attached hereto on Schedule III is a list of all outstanding Hedge Arrangements as of the Computation Date. The Market Value of such Hedge Arrangements as at the Computation Date is $• and the notional principal amount upon which such Hedge Arrangements are based is $•.

9.	As at the Computation Date, the aggregate amount outstanding principal amount of Capital Leases and Purchase Money Security Interests was $ .

Dated as of • day of •, 20••

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE E

BORROWING BASE CERTIFICATE

TO:	The Toronto-Dominion Bank, as Agent
222 Bay Street, 15th Floor
Toronto, Ontario
M5K 1A2

	Attention:	Vice President Loan Syndications - Agency
	Fax:	(416) 982-5535

FROM:	Sierra Wireless, Inc. (the “Borrower”)

RE:	Third Amended and Restated Credit Agreement dated as of May 30, 2017 (as amended, modified, revised, restated or replaced from time to time, the “Credit Agreement”), made between the Borrower, the Agent and the Lenders (as defined therein) and other financial institutions specified therein

DATE:	•, 20•

1.	This Borrowing Base Certificate is delivered to you pursuant to Section 9.02(4) of the Credit Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Credit Agreement.

2.	The following calculations determine the Borrowing Base in accordance with the relevant definitions as set forth in the Credit Agreement and the other Loan Documents.

The Borrower hereby certifies, that with respect to the period • to • [preceding calendar month]:

Borrowing Base

(A) Eligible Account Receivable	$ •	x .80	= $ •

MINUS

(B) Priority Payables			= $ •
Total Borrowing Base (A) - (B)			= $ •

3.

Attached hereto as Annex 1 is a detailed list of (A) all Eligible Accounts Receivable broken down by the Borrower, each of its Subsidiaries existing pursuant to the laws of Canada or any Province of Canada or the United States and Sierra HK outlining (i) the aging of such Eligible Accounts Receivable, (ii) the currency in which they are denominated, (iii) any deductions, sales discounts, volume rebates, returns and allowances and (B) all accounts payable broken down by the Borrower, each Subsidiary and Sierra HK.

4.	Attached hereto as Annex 2 is a detailed list of all Eligible Accounts Receivable broken down as follows: (i) those that are owed by Account Debtors existing pursuant to the laws of Canada or any Province of Canada or the United States of America or Sierra HK, and (ii) those that are supported by (A) a letter of credit (including details as to whether or not such letter of credit is cash collateralized), (B) insurance provided by Export Development Corporation, or (C) such other insurance acceptable to the Agent.

5.	The Borrower hereby represents and warrants that this Certificate is a correct statement regarding the status of the Borrowing Base and the amounts set forth herein are in compliance with the provisions of the Credit Agreement. The Borrower further represents and warrants that, in relation to calculation of the Borrowing Base there have been no changes to accounting policies, practices and calculation methods from the accounting policies, practices and methods used by the Borrower as at the date of the Credit Agreement, other than as required under GAAP as agreed to by the Agent.

Dated the • day of •, 20••.

SIERRA WIRELESS, INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE F

GUARANTORS ON THE CLOSING DATE

Sierra Wireless America, Inc.

Sierra Wireless Hong Kong Limited

Sierra Wireless (UK) Limited

Sierra Wireless (Australia) Pty Limited

Sierra Wireless Luxembourg S.À R.L.